Exhibit 10.22

Execution Version

THE MEMBERSHIP INTERESTS ISSUED PURSUANT TO THIS LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933 OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. SUCH MEMBERSHIP INTERESTS MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT(S) AND LAW(S) OR EXEMPTION THEREFROM, AND COMPLIANCE WITH THE OTHER RESTRICTIONS ON TRANSFERABILITY SET FORTH HEREIN.

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

ASSETCO, LLC

Dated as of January 4, 2023

i

	8.4	Books and Records	33
	8.5	Filings	33
	8.6	Reporting	33
	8.7	Additional Information	35
	8.8	Inspection and Audit Rights	35

9.	MISCELLANEOUS TAX MATTERS		35

	9.1	Partnership Representative	35
	9.2	Reimbursement of Partnership Representative	36
	9.3	Partnership Audit Provisions; Financial Burden of Tax Adjustments	36
	9.4	Consistency and Cooperation	36
	9.5	Tax Returns	37
	9.6	Tax Elections	37
	9.7	Survival	37
	9.8	Tax Credit Transfers	37

10.	SALE, ASSIGNMENT, TRANSFER OR OTHER DISPOSITION		37

	10.1	Restrictions on Transfers	37
	10.2	Prohibited Transferees	38
	10.3	Lock-Up Period	38
	10.4	Transfers to Permitted Transferees	38
	10.5	Right of First Refusal	39
	10.6	Tag-Along	40
	10.7	MB Locations Carveout	41
	10.8	Withdrawals and Withdrawing Members	41

11.	DISSOLUTION AND TERMINATION		42

	11.1	Dissolution	42
	11.2	Effect of Dissolution	42
	11.3	Winding Up, Liquidation and Distribution of Assets	42
	11.4	Certificate of Cancellation	43
	11.5	Return of Contribution Nonrecourse to Other Members	43

12.	COVENANTS AND AGREEMENTS OF THE MEMBERS		43

	12.1	Confidentiality	43
	12.2	Compliance	45
	12.3	Non-Solicitation of Employees	45

13.	MISCELLANEOUS PROVISIONS		45

	13.1	Notices	45
	13.2	Entire Agreement	46
	13.3	Amendment or Modification	46
	13.4	Binding Effect	46
	13.5	Governing Law; Jurisdiction	46
	13.6	Severability	47
	13.7	Further Assurances	47
	13.8	Waiver of Certain Rights	47
	13.9	Counterparts	48
	13.10	Interpretation	48
	13.11	No Third-Party Beneficiary Rights	48
	13.12	Specific Performance	48

14.	INDEMNIFICATION; INSURANCE		48

	14.1	General	48
	14.2	Company as Indemnitor of First Resort	49
	14.3	Exculpation	50
	14.4	Reliance on Third Parties	50
	14.5	Persons Entitled to Indemnity	50
	14.6	Procedure Agreements	50
	14.7	Advancement of Expenses	50
	14.8	Survival of Termination	50

Exhibits

Exhibit 3.1	Schedule of Members
Exhibit 3.3(b)	Initial Capital Contributions
Exhibit 7.1(b)	Initial Board of Directors
Exhibit 7.3(a)	Major Decisions Requiring Unanimous Member Approval
Exhibit 7.3(b)	Major Decisions Requiring Approval of 80% of the Membership Interests
Exhibit 8.1	Initial Business Plan
Exhibit 8.6	Financial Statements

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

ASSETCO, LLC

This Amended and Restated Limited Liability Company Agreement (this “Agreement”) of AssetCo, LLC, a Delaware limited liability company (the “Company”), is entered into as of January 4, 2023 (the “Effective Date”), by and among the Company, Mercedes-Benz Investment Company, LLC, a Delaware limited liability company (together with its successors and permitted assigns, “MB”), AssetCo Holdings, LLC, a Delaware limited liability company (together with its successors and permitted assigns, “MN8”).

W I T N E S S E T H:

WHEREAS, on November 1, 2022, MN8 formed the Company pursuant to the filing of the Certificate of Formation of the Company (the “Certificate”) with the Secretary of State of the State of Delaware to organize the Company under and pursuant to the Act (as hereinafter defined);

WHEREAS, on November 1, 2022, MN8 and the Company entered into that certain Limited Liability Company Agreement of the Company (the “LLC Agreement”);

WHEREAS, MB and MN8 intend for the Company to indirectly own and lease high power electric vehicle charging stations (“HPC Charging Stations”) for use in a network of HPC Charging Stations operating solely under the Mercedes-Benz brand but which will be available for both Mercedes-Benz customers and non-Mercedes-Benz customers in the United States and Canada and, in certain circumstances, a renewable generation and/or energy storage project located on the site of an HPC Charging Station (the “Projects”);

WHEREAS, contemporaneously with the execution of this Agreement, AssetCo HPC Leasing, LLC, a Delaware limited liability company and wholly owned Subsidiary of the Company (“AssetCo LeaseCo”), is entering into a Master Lease Agreement, dated January 4, 2023, pursuant to which AssetCo LeaseCo will lease HPC Charging Stations and associated infrastructure to DriveCo, LLC, a Delaware limited liability company (“DriveCo”),;

WHEREAS, on the date hereof, the Company issued to MB Membership Interests as set forth on Exhibit 3.1 hereto;

WHEREAS, on the date hereof and in connection with the entry of MN8 into this Agreement, MN8 Energy Operating Company, LLC, a Delaware limited liability company and Subsidiary of MN8 Energy (together with its successors and permitted assigns, “MN8 OpCo”) is providing a guarantee with respect to the obligations of MN8 hereunder (the “MN8 Guarantee”); and

WHEREAS, in connection with the issuance of Membership Interests to MB, the Company and MN8, in its capacity as the sole Member of the Company prior to the Effective Date, desire to enter into this Agreement in order to amend and restate the LLC Agreement in its entirety and to reflect the terms and provisions relating to their respective rights, powers and interests with respect to the Company and their respective Membership Interests and to provide for the management of the business and operations of the Company.

NOW, THEREFORE, in consideration of the agreements and covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and MN8 hereby amend and restate the LLC Agreement in its entirety with the terms and provisions of this Agreement set forth below:

1.	DEFINITIONS.

For purposes of this Agreement, capitalized terms have specifically defined meanings that are either set forth or referred to below:

“Act” shall mean the Delaware Limited Liability Company Act as amended and in effect from time to time, or any successor statute thereto.

“Action” shall mean any claim, action, cause of action, suit (whether in contract or tort or otherwise) or audit, litigation (whether at law or in equity and whether civil or criminal), controversy, assessment, grievance, arbitration, investigation, opposition, interference, hearing, mediation, charge, compliant, demand, notice or proceeding to, from, by or before any Governmental Authority, arbitrator or any mediator.

“Additional Capital Contribution” shall have the meaning set forth in Section 3.3(f)(i).

“Additional Contribution Notice” shall have the meaning set forth in Section 3.3(f)(ii).

“Adjusted Capital Account Deficit” shall mean, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(a) credit to such Capital Account any amounts which such Member is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to Section 1.704-1(b)(2)(ii)(c) of the Regulations and the penultimate sentences of Sections 1.704-2(g)(1) and (i)(5) of the Regulations; and

(b) debit to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6) of the Regulations.

The foregoing definition of “Adjusted Capital Account Deficit” is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

“Adjusted Capital Contributions” shall mean (a) with respect to any Capital Contributions made by a Member in respect of its Aggregate Capital Commitment or pursuant to Section 3.3(f), the actual amount of Capital Contributions made by such Member and (b) with respect to any Capital Contributions made by a Member pursuant to Section 3.4 in connection with an issuance of New Interests, (i) the actual amount of Capital Contributions made by such Member, divided by (ii) the Valuation Factor determined pursuant to Section 3.4 in connection with such issuance of New Interests.

“Affiliate” shall mean, with respect to any specified Person at any time, each Person directly or indirectly, through one or more intermediaries, controlling, controlled by or under direct or indirect common control with such specified Person at such time; provided, however, that no member of the Company Group shall be construed as being an Affiliate of any Member or any Member’s other Affiliates.

“Affiliate Contract” means any contract, agreement or arrangement between the Company or any other member of the Company Group, on the one hand, and any Member or any Affiliates of such Member, on the other hand.

“Agreement” shall have the meaning set forth in the Preamble.

“Aggregate Capital Commitment” means, with respect to each Member, the amount set forth opposite such Member’s name in the column titled “Aggregate Capital Commitment” on Exhibit 3.1 hereto to be contributed by such Member to the Company, during the Capital Commitment Period, pursuant to and in accordance with Section 3 of this Agreement, as such amount may be amended from time to time in accordance with this Agreement and with the prior written consent of such Member.

“Alternate Director” shall have the meaning set forth in Section 7.1(f).

“AssetCo LeaseCo” shall have the meaning set forth in the Recitals.

“Bankruptcy Event” shall mean, with respect to the affected party, (a) the entry of an Order for Relief under Title 11 of the United States Code, as amended or any other applicable bankruptcy or insolvency statute or similar law (the “Bankruptcy Code”), (b) the admission in writing by such party of its inability to pay its debts generally as they mature, (c) the making by such party of an assignment for the benefit of creditors generally, (d) the filing by such party of a petition in bankruptcy or a petition for relief under the Bankruptcy Code or any other applicable federal or state bankruptcy or insolvency statute or any similar law, (e) the expiration of sixty (60) days after the filing of an involuntary petition under the Bankruptcy Code without such petition being vacated, set aside or stayed during such period, (f) an application by such party for the appointment of a receiver for the assets of such party, (g) an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of such party’s debts under any other federal or state insolvency law; provided, that the same shall not have been vacated, set aside or stayed within sixty (60) days after filing, (h) the imposition of a judicial or statutory lien on all or a substantial part of such party’s assets unless such lien is discharged or vacated or the enforcement thereof stayed within sixty (60) days after its effective date, (i) an inability to meet such party’s financial obligations generally as they accrue, or (j) a dissolution or liquidation.

“Board” shall have the meaning set forth in Section 7.1(a).

“Board Observer” shall have the meaning set forth in Section 7.1(c).

“Budget” shall have the meaning set forth in Section 8.1.

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Business Opportunity” shall have the meaning set forth in Section 3.5(a).

“Business Plan” shall have the meaning set forth in Section 8.1.

“Capital Account” shall mean, with respect to any Member, the Capital Account maintained for such Member in accordance with the following provisions:

(a) To each Member’s Capital Account there shall be credited (i) the aggregate amount of money contributed by the Member to the Company (including any deemed contribution of cash equal to the amount of any Company liabilities that are assumed by such Member other than in connection with a Distribution of Company property), (ii) the initial Gross Asset Value of property contributed by the Member to the Company (net of liabilities secured by such contributed property that under Code Section 752 the Company is considered to assume or take subject to), (iii) allocations to the Member under this Agreement of Profits, and (iv) any other item required to be credited for proper maintenance of capital accounts by the Regulations under Code Section 704(b);

(b) To each Member’s Capital Account there shall be debited (i) the amount of money distributed to the Member by the Company (including any deemed distribution of cash equal to the amount of such Member’s individual liabilities that are assumed by the Company other than in connection with a contribution of property to the Company), (ii) the initial Gross Asset Value of property distributed to the Member by the Company (net of liabilities secured by such distributed property that under Code Section 752 such Member is considered to assume or take subject to), (iii) allocations to the Member under this Agreement of Losses, and (iv) any other item required to be debited for proper maintenance of capital accounts by the Regulations under Code Section 704(b).

(c) If any Membership Interests are Transferred in accordance with the terms of this Agreement, the Transferee shall succeed to the Capital Account of the Transferor to the extent it relates to the Transferred Membership Interests.

(d) The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. In the event the Board shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including debits or credits relating to liabilities that are secured by contributed or distributed property or that are assumed by the Company or any Members), are computed in order to comply with such Regulations, the Board may make such modification. The Board also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-1(b)(2)(iv)(q) and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b).

“Capital Call” shall have the meaning set forth in Section 3.3(c).

“Capital Call Notice” shall have the meaning set forth in Section 3.3(c).

“Capital Commitment Period” shall mean a period beginning on the Effective Date and ending on the date that is the earlier of (a) December 31, 2029, and (b) the completion of the Roll Out Plan (as such term is defined in the Master Lease).

“Capital Contribution” shall mean with respect to any Member, the contributions of cash and any other property made by such Member in respect of its Membership Interests (or made by any predecessor holder of such Membership Interests in respect of such Membership Interests) to the Company pursuant to Section 3.3 and Section 3.4.

“Carveout Notice” shall have the meaning set forth in Section 10.7.

“Certificate” shall have the meaning set forth in the Recitals.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the Preamble.

“Company Group” shall mean the Company and any of its Subsidiaries.

“Company Minimum Gain” shall mean the excess of the Company Nonrecourse Liabilities over the adjusted tax basis of property securing such liabilities. The amount of Company Minimum Gain shall be determined in accordance with Section 1.704-2(d) of the Regulations.

“Company Nonrecourse Deduction” shall mean losses, deductions, or Code Section 705(a)(2)(B) expenditures attributable to Company Nonrecourse Liabilities. The amount of Company Nonrecourse Deductions shall be determined pursuant to Section 1.704-2(c) of the Regulations.

“Company Nonrecourse Liability” shall mean a “nonrecourse liability” as defined in Section 1.704-2(b)(3) of the Regulations.

“Company Tax Items” shall have the meaning set forth in Section 5.5.

“Confidential Information” shall have the meaning set forth in Section 12.1(a).

“Conflicted Member” means a Member that is (or has an Affiliate that is) the counterparty to the Company Group under the applicable Affiliate Contract.

“Consummation Period” shall have the meaning set forth in Section 10.5(c).

“Control” (including the correlative terms “Controlled” and “Controlling”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Cooperation Agreement” means that certain Cooperation Agreement, dated as of the date hereof, by and among the Company, DriveCo, MB and MN8 Energy, as amended from time to time.

“Covered Audit Adjustment” means an adjustment to any partnership-related item (within the meaning of Code Section 6241(2)(B)) to the extent such adjustment results in an Imputed Underpayment.

“Covered Parties” shall have the meaning set forth in Section 3.5(a).

“Debt Default Cure Funding” shall have the meaning set forth in Section 3.3(g)(iii).

“Debt Default Cure Percentage” shall have the meaning set forth in Section 3.3(g)(iii).

“Default Amount” shall have the meaning set forth in Section 3.3(d)(ii).

“Default Loan” shall have the meaning set forth in Section 3.3(d)(ii).

“Default Loan Contribution” shall have the meaning set forth in Section 3.3(d)(iv).

“Default Rate” shall have the meaning set forth in Section 3.3(d)(ii).

“Defaulting Member” shall mean any Member who has failed to fully fund a Capital Contribution with respect to any amount of such Member’s Aggregate Capital Commitment by the Funding Date set forth in the applicable Capital Call Notice; provided that, with respect to Capital Calls for amounts contemplated by the then-current Budget and any Permitted Overruns, such Member shall only be deemed a Defaulting Member in the event that such default remains uncured for a period of fifteen (15) Business Days.

“Depreciation” shall mean, for each Fiscal Year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such year or other period for federal income tax purposes, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, then unless otherwise provided by Section 1.704-3(d)(2) of the Regulations, the Depreciation for such Fiscal Year or part thereof shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such Fiscal Year or part thereof bears to such beginning adjusted tax basis; provided, however, that if such asset has a zero adjusted tax basis, the Depreciation for each year shall be determined under a method reasonably selected by the Board.

“Director” shall mean a member of the Board appointed in accordance with the terms of Section 7.

“Dissolution Event” shall have the meaning set forth in Section 11.1.

“Distribution” shall mean cash or any other property (including Excess Cash) distributed to a Member in accordance with this Agreement in respect of the Member’s Membership Interests.

“DriveCo” shall have the meaning set forth in the Recitals.

“Effective Date” shall have the meaning set forth in the Preamble.

“Eligible Purchaser” has the meaning set forth in Section 3.4(a).

“Excess Cash” shall mean, with respect to any Fiscal Quarter ending prior to the dissolution or liquidation of the Company, without duplication, the sum of all cash and cash equivalents of the Company and AssetCo LeaseCo from operations of the business on hand at the end of such Fiscal Quarter (which, for the avoidance of doubt, shall exclude any cash on hand from Capital Contributions), less, if cash on hand from Capital Contributions is insufficient, the amount of additional cash reserves necessary for the Company and AssetCo LeaseCo to have on hand an aggregate amount of cash sufficient to (a) fund expenditures of the Company or any Subsidiary thereof contemplated by the Budget applicable to the upcoming three Fiscal Quarters or (b) comply with applicable law or any agreement or obligation to which the Company or any Subsidiary thereof is a party or by which it is (or any of its assets are) bound (to the extent not already included in clause (a)). Notwithstanding the foregoing, (x) “Excess Cash” with respect to the Fiscal Quarter in which a Dissolution Event occurs and any subsequent Fiscal Quarter shall equal zero and (y) any interest collected from a Defaulting Member shall only be considered as “Excess Cash” with respect to Members who were not Defaulting Members.

“Executive Team” shall have the meaning set forth in Section 7.1(a).

“Exiting Member” shall have the meaning set forth in Section 10.5(a).

“Fair Market Value” of any asset, property or equity interest (including the Membership Interests) shall mean, as of the applicable date of determination, the value of such specified asset, property or equity interest, that would be obtained in an arm’s-length transaction for cash between an informed and willing buyer and an informed and willing seller, neither of whom is under any compulsion to purchase or sell, respectively, in each case as determined in good faith by the Board, subject to Section 7.3 and Section 7.5.

“Financial Sponsor” means any private equity fund or similar investment fund, hedge fund, venture capital fund, insurance company, commercial, investment or merchant bank, finance company, mutual fund, wealth management firm (including family offices), pension fund or any vehicle or entity (excluding any operating vehicle or entity or portfolio company) directly or indirectly advised, managed or Controlled by any of the foregoing; provided, however, that a Financial Sponsor shall not include any investment division, corporate venture capital fund or similar investment arm of another non-financial business; and, further provided, that with respect to any entity that is advised or managed by a Financial Sponsor (but is not Controlled thereby), that such underlying entity may not, in any event, be an entity that would otherwise be a Prohibited Transferee.

“Financial Statements” shall have the meaning set forth in Section 8.6(a).

“Fiscal Quarter” shall mean, as the case may be, the quarterly period ending March 31, June 30, September 30, or December 31.

“Fiscal Year” shall mean the fiscal year of the Company ending on December 31 of each calendar year or such other date as may be determined by the Board.

“Funding Date” shall have the meaning set forth in Section 3.3(d)(i).

“GAAP” shall mean generally accepted accounting principles in the United States of America as in effect from time to time, consistently applied.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of the United States or any other nation, any state of the United States or any political subdivision thereof, and any court, tribunal, arbitrator, mediator or similar dispute resolution party or any quasi-governmental entity established to perform the functions of any of the foregoing, or any other entity Controlled by any of the foregoing.

“Gross Asset Value” shall mean, with respect to any asset of the Company, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a) The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross Fair Market Value of such asset at the time of such contribution.

(b) The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross Fair Market Values (taking Code Section 7701(g) into account), in connection with: (i) the acquisition of a Membership Interest (or an additional Membership Interest) in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (ii) in connection with the grant of a Membership Interest in the Company as consideration for the provision of services to or for the benefit of the Company by an existing Member in a Member capacity or by a new Member acting in a Member capacity or in anticipation of becoming a Member; (iii) the distribution by the Company to a Member of more than a de minimis amount of Company property (including cash) as consideration for a Membership Interest in the Company; (iv) the liquidation of the Company within the meaning of Section 1.704-l(b)(2)(ii)(g)(1) of the Regulations; (v) the acquisition of a Membership Interest by any new or existing Member upon the exercise of a non-compensatory option in accordance with Section 1.704-

1(b)(2)(iv)(s) of the Regulations; and (vi) any other event to the extent determined by the Board to be permitted and necessary to properly reflect Gross Asset Values in accordance with the standards set forth in Section 1.704-1(b)(2)(iv)(q) of the Regulations; provided, however, that adjustments pursuant to clauses (b)(i), (b)(ii) and (b)(v) shall be made only if the Board reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company. If any non-compensatory options are outstanding upon the occurrence of an event described in clauses (b)(i) through (b)(vi) above, the Company shall adjust the Gross Asset Values of its assets in accordance with Sections 1.704-1(b)(2)(iv)(f)(1) and 1.704-1(b)(2)(iv)(h)(2) of the Regulations.

(c) The Gross Asset Value of any Company asset distributed to any Member shall be adjusted to equal the gross Fair Market Value of such asset on the date of such distribution, as determined in accordance with the terms set forth in this Agreement.

(d) The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) (including any such adjustments pursuant to Section 1.734-2(b)(1) of the Regulations), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Section 1.704-l(b)(2)(iv)(m) of the Regulations and subparagraph (c) of the definition of “Profits” and “Losses” or Section 5.4(f); provided, however, that Gross Asset Values shall not be adjusted pursuant to this clause (d) to the extent the Board reasonably determines that an adjustment pursuant to clause (b) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (d).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to clause (a), (b) or (d) above, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

“HPC Charging Stations” shall have the meaning set forth in the Recitals.

“ICC” shall have the meaning set forth in Section 13.5.

“IFRS” shall mean the International Financial Reporting Standards and applicable accounting requirements set by the International Accounting Standards Board or any successor thereto and as endorsed and applicable in the European Union.

“Imputed Underpayment” shall have the meaning set forth in Code Section 6225.

“Indemnified Persons” shall have the meaning set forth in Section 14.1.

“Independent Appraiser” shall have the meaning set forth in Section 7.5.

“Independent Third Party” means, any Person who, (i) with respect to any Member, is not an Affiliate of such Member, and (ii) is not a Prohibited Transferee.

“Initial Budget” shall have the meaning set forth in Section 8.1.

“Initial Business Plan” shall have the meaning set forth in Section 8.1.

“Initial Capital Contributions” shall have the meaning set forth in Section 3.3(b).

“Interested Member” shall have the meaning set forth in Section 9.1.

“Lease Supplement” shall have the meaning set forth in the Master Lease.

“LLC Agreement” shall have the meaning set forth in the Recitals.

“Lock-Up Period” shall have the meaning set forth in Section 10.3.

“Major Decisions” shall have the meaning set forth in Section 7.3(b).

“Management Report” shall have the meaning set forth in Section 8.6(d).

“Master Lease” shall mean that certain Master Lease Agreement, by and between AssetCo LeaseCo and DriveCo, dated as of the date hereof, as amended from time to time.

“MB” shall have the meaning set forth in the Preamble.

“MB Catch Up Amount” means, with respect to any foreclosure on any assets or equity interests of AssetCo LeaseCo that secured Permitted Debt, an amount equal to (a) the amount of the Permitted Debt that was secured by those assets or equity interests of AssetCo LeaseCo that were foreclosed upon divided by MN8’s then-current Percentage Interest (expressed as a decimal) minus (b) the amount of the Permitted Debt that was secured by those assets or equity interests of AssetCo LeaseCo that were foreclosed upon.

“MB Guarantee” has the meaning set forth in the Master Lease.

“MB Guarantor” has the meaning set forth in the Master Lease.

“MB Location” shall mean any Project designated as a “MB Location” in the Lease Supplement for such Project.

“MB Location Assets” shall have the meaning set forth in Section 10.7.

“MB Location Asset Carveout” shall have the meaning set forth in Section 10.7.

“Members” shall mean any holder of Membership Interests that has been admitted as a “Member” in accordance with the terms of this Agreement, but only so long as such Person is the holder of Membership Interests.

“Member Indemnitees” shall have the meaning set forth in Section 14.2.

“Member Indemnitors” shall have the meaning set forth in Section 14.2.

“Membership Interest” shall mean, with respect to any Member as of any time, such Member’s “limited liability company interest” (as defined in the Act), any voting or other rights with respect to the Company of such Member, any and all other benefits to which such Member may be entitled as provided in this Agreement, and all obligations of such Member to comply with the terms and provisions of this Agreement, all of which shall be expressed, as of a given date, with reference to a Member’s Percentage Interest.

“Minimum Gain” shall have the meaning assigned to the term “partnership minimum gain” in Sections 1.704-2(b)(2) and 1.704-2(d) of the Regulations.

“MN8” shall have the meaning set forth in the Preamble.

“MN8 Energy” shall mean MN8 Energy, LLC, a Delaware limited liability company, or any successor thereof.

“MN8 Guarantee” shall have the meaning set forth in the Recitals.

“MN8 OpCo” shall have the meaning set forth in the Recitals.

“New Interests” shall have the meaning set forth in Section 3.4(a).

“Non-Defaulting Member” shall have the meaning set forth in Section 3.3(d)(ii).

“Non-Exiting Member” shall have the meaning set forth in Section 10.5(a).

“Non-Participating Member” shall have the meaning set forth in Section 3.3(f)(iii).

“Offered Interests” shall have the meaning set forth in Section 10.5(b).

“Officers” shall have the meaning set forth in Section 7.1(a).

“Opportunity Capital Calls” shall have the meaning set forth in Section 3.3(c).

“Order for Relief” shall mean the entry in bankruptcy of an order for relief for or against the affected party in a Bankruptcy Event that is not terminated within sixty (60) days.

“Other Investments” shall have the meaning set forth in Section 3.5(a).

“Overallotment Amount” shall have the meaning set forth in Section 3.4(b).

“Participating Member” shall have the meaning set forth in Section 3.3(f)(ii).

“Partner Nonrecourse Debt” shall mean any nonrecourse Company liability that a Member (or related Person (within the meaning of Section 1.752-4(b)) of the Regulations) bears the economic risk of loss under Section 1.752-2 of the Regulations, for example because the Member (or related Person) is the creditor or a guarantor. The determination of whether a Company liability constitutes a Partner Nonrecourse Debt shall be made in accordance with Section 1.704-2(b)(4) of the Regulations.

“Partner Nonrecourse Debt Minimum Gain” shall have the meaning set forth in Section 1.704-2(i)(2) of the Regulations and shall be determined in accordance with Section 1.704-2(i)(3) of the Regulations.

“Partner Nonrecourse Deductions” shall mean losses, deductions, or Code Section 705(a)(2)(B) expenditures attributable to Partner Nonrecourse Debt. The amount of Partner Nonrecourse Deductions shall be determined pursuant to Section 1.704-2(i)(2) of the Regulations.

“Partnership Audit Provisions” shall mean Code Sections 6221-6241, together with any final or temporary Regulations, Revenue Rulings, and case law interpreting Code Sections 6221 through 6241 (and any analogous provision of state or local tax law).

“Partnership Representative” shall have the meaning set forth in Section 9.1.

“Percentage Interest” shall mean, with respect to any Member as of any time of determination, the quotient (expressed as a percentage) of (a) the aggregate amount of Adjusted Capital Contributions made by such Member divided by (b) the aggregate amount of all Adjusted Capital Contributions made by all Members.

“Permitted Debt” shall mean any Third Party Debt of MN8 incurred by MN8 for the purpose of funding its Capital Contributions that, as of the date of its incurrence, does not cause the aggregate amount of Third Party Debt incurred by MN8 to exceed eighty percent (80%) of the aggregate amount of Capital Contributions made by MN8 to the Company as of such date.

“Permitted Debt Agreements” shall mean any agreements, promissory notes, pledges or other security documents or any other instruments or certificates entered into by MN8 or any of its Affiliates or AssetCo LeaseCo in connection with the incurrence of any Permitted Debt.

“Permitted Debt Default Notice” shall have the meaning set forth in Section 3.3(g).

“Permitted Overruns” shall have the meaning set forth in Section 8.2.

“Permitted Transferee” shall mean any Affiliate of any Member.

“Person” shall mean an individual, partnership, joint venture, association, corporation, trust, estate, limited liability company, limited liability partnership, unincorporated entity of any kind, governmental entity, or any other legal entity.

“Preemptive Offer Period” shall have the meaning set forth in Section 3.4(b).

“Preemptive Rights Notice” shall have the meaning set forth in Section 3.4(a).

“Profits” and “Losses” shall mean, for each Fiscal Year or other period, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):

(a) any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits and Losses shall be added to such taxable income or loss;

(b) any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Section 1.704-1(b)(2)(iv)(i) of the Regulations, and not otherwise taken into account in computing Profits or Losses shall be subtracted from such taxable income or loss;

(c) to the extent an adjustment to the adjusted tax basis of any item of property pursuant to Code Section 734(b) is required, pursuant to Section 1.704-1(b)(2)(iv)(m)(4) of the Regulations, to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s Membership Interests, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the item of property) or loss (if the adjustment decreases such basis) from the disposition of such item of property and shall be taken into account for purposes of computing Profits or Losses;

(d) in the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraphs (b) or (c) of the definition of “Gross Asset Value,” the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of the asset) or an item of loss (if the adjustment decreases the Gross Asset Value of the asset) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses;

(e) gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(f) in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year or other period, computed in accordance with the definition of Depreciation herein; and

(g) notwithstanding any other provisions hereof, any items which are specially allocated pursuant to Section 5.4 shall not be taken into account in computing Profit or Losses, but the amounts of the items of income, gain, loss or deduction available to be specially allocated pursuant to Section 5.4 will be determined by applying rules analogous to those set forth in clauses (a) through (f) above.

“Prohibited Transferee” shall mean any Person that (or has an Affiliate that) (a) as a meaningful part of such Person’s business, competes with a line of business that is meaningful to MB or an Affiliate thereof, or who is reasonably likely, as a meaningful part of such Person’s business, to compete with a line of business that is meaningful to MB or an Affiliate thereof, including, without limitation, any automobile manufacturer or (b) has as a significant part of such Person’s business the owning or operating of a network of high power electric vehicle charging stations; provided, however, that in no event shall a Financial Sponsor be considered a Prohibited Transferee.

“Projects” shall have the meaning set forth in the Recitals.

“Regulations” shall mean the final and temporary Treasury Regulations promulgated under the Code, as the same may be amended from time to time (including corresponding provisions of succeeding regulations).

“Related Person” means a Person that has a relationship with a purchaser of electricity from a Project that results in the purchaser being a “related person” with respect to such Person or to the Company for purposes of the application of the loss disallowance rules of Section 267(a) or Section 707(b)(1) of the Code.

“Required Capital Contributions” shall have the meaning set forth in Section 3.3(d)(i).

“ROFR Acceptance Notice” shall have the meaning set forth in Section 10.5(b).

“ROFR Notice” shall have the meaning set forth in Section 10.5(a).

“ROFR Notice Period” shall have the meaning set forth in Section 10.5(b).

“ROFR Sale” shall have the meaning set forth in Section 10.5(c).

“Sale of the Business” shall mean any bona fide negotiated transaction or series of transactions (whether structured as an equity sale, merger, consolidation, reorganization, recapitalization, redemption, lease, asset sale or otherwise), which results in the sale or transfer of (a) the beneficial ownership of more than fifty percent (50%) of the outstanding Membership Interests of the Company or (b) all or substantially all of the assets of the Company, taken as a whole, for consideration to a Person or Persons that is not a Member or a Permitted Transferee. For the avoidance of doubt, proceeds obtained by the Company in respect of the consummation of a Sale of the Business conducted as described in clause (b) shall be distributed or allocated amongst the Members in accordance with Section 5.1(h).

“Securities Act” means the Securities Act of 1933, as amended.

“Shortfall Amount” shall have the meaning set forth in Section 3.3(f)(iii).

“Subsidiary” means, with respect to any Person: (a) any corporation, partnership, limited liability company or other business entity of which a majority of the equity interests entitled to vote under ordinary circumstances in the election of directors (or in the selection of any other similar governing body in the case of an entity other than a corporation) are at the time owned or Controlled by such Person or by one or more of the other direct or indirect Subsidiaries of such Person or a combination thereof (regardless of whether, at the time, equity interests of any other class or classes shall have, or might have, voting power by reason of the occurrence of any contingency); (b) a partnership in which such Person or any direct or indirect Subsidiary of such Person is a general partner; or (c) a limited liability company in which such Person or any direct or indirect Subsidiary of such Person is a managing member or manager.

“Tag-Along Acceptance Notice” shall have the meaning set forth in Section 10.6(a).

“Tag-Along Exercise Period” shall have the meaning set forth in Section 10.6(a).

“Tag-Along Member” shall have the meaning set forth in Section 10.6(a).

“Tag-Along Notice” shall have the meaning set forth in Section 10.6(a).

“Tax Exempt Person” means (a) the United States, any state or political subdivision thereof, any possession of the United States, or any agency or instrumentality of any of the foregoing, (b) any organization which is exempt from tax imposed by the Code (including any former tax-exempt organization within the meaning of Section 168(h)(2)(E) of the Code and any tax-exempt controlled entity within the meaning of Section 168(h)(6)(F)(iii) of the Code if such entity has not made the election provided in Section 168(h)(6)(F)(ii) of the Code), (c) any Person who is not a United States Person (as defined in Section 7701(a)(30) of the Code), (d) any Indian tribal government described in Section 7701(a)(40) of the Code, or (e) any partnership or other pass-through entity, any direct or indirect partner (or other holder of an equity or profits interest) of which is an organization or entity described in clauses (a)-(d); provided, however, that any such Person described in clauses (a)-(d) shall not be considered a Tax-Exempt Person to the extent that (i) the exception under Section 168(h)(1)(D) of the Code applies with respect to the income from the Company for that Person, or (ii) the Person is described within clause (c) of this definition, and the exception under Section 168(h)(2)(B)(i) of the Code applies with respect to the income from the Company for that Person.

“Third Party Debt” shall mean (a) indebtedness for borrowed money of the Company or any Subsidiary from any Person and (b) indebtedness of any Person other than the Company or any Subsidiary that is secured by an encumbrance on any asset or equity interest of the Company or any Subsidiary or guaranteed by the Company or any Subsidiary.

“Third Party Transfer Period” shall have the meaning set forth in Section 10.5(d).

“Transfer” or “Transferred” shall mean, as a noun, any direct or indirect transfer, sale, assignment, exchange, charge, pledge, gift, hypothecation, conveyance, encumbrance or other disposition, voluntary or involuntary, by operation of law or otherwise and, as a verb, voluntarily or involuntarily, by operation of law or otherwise, to directly or indirectly transfer, sell, assign, exchange, charge, pledge, give, hypothecate, convey, encumber or otherwise dispose of any Membership Interest; provided, however, that, in no event shall a direct or indirect transfer, sale, assignment, exchange, charge, pledge, gift, hypothecation, conveyance, encumbrance or other disposition, whether voluntary or involuntary, by operation of law or otherwise, of equity interests of a Member’s ultimate parent entity constitute a Transfer for purposes of this Agreement; and further provided that for as long as (i) the aggregate value, on a consolidated basis, of (A) MN8’s Membership Interests, and (B) MN8 OpCo’s equity interests in DriveCo, constitutes less than fifteen percent (15%) of the value of the total consolidated assets of MN8 Energy or MN8 OpCo (as applicable), the transfer, sale, assignment, exchange, charge, pledge, gift, hypothecation, conveyance, encumbrance or other disposition, whether voluntary or involuntary, by operation of law or otherwise, of equity interests of MN8 Energy or MN8 OpCo (as applicable) shall not constitute a Transfer for the purposes of this Agreement; and further provided that any direct or indirect charge, pledge, hypothecation or encumbrance of Membership Interests that secures Permitted Debt (or any foreclosure thereon or exercise of rights with respect thereto) shall not constitute a Transfer for the purposes of this Agreement. “Transferee” and “Transferor” shall have correlative meanings.

“Unfunded Capital Commitment” shall mean, as to any Member, as of the time of determination, such Member’s Aggregate Capital Commitment, less the aggregate amount of Capital Contributions made in respect of the Membership Interests held by such Member as of such time.

“Valuation Factor” shall mean, in connection with any issuance of New Interests, the quotient of (a) the cost basis of such New Interests (as reasonably determined by the Board in good faith), divided by (b) the cost basis of all Capital Contributions made in respect of the Aggregate Capital Commitment.

“Withdrawing Member” shall have the meaning set forth in Section 10.8(b).

2.	FORMATION AND PURPOSE.

2.1 Name. The name of the Company is “AssetCo, LLC” or such other name as the Board may from time to time designate. The Board shall cause the Company to file any fictitious name certificates and similar filings, and any amendments thereto, that the Board considers appropriate.

2.2 Principal Place of Business. The principal place of business of the Company shall be located at 1155 Avenue of the Americas, 27th Floor, New York, NY 10036. The Company may relocate its principal place of business to any other place or places, as the Board may from time to time deem advisable. Additional offices may be maintained and acts done at any other place appropriate for accomplishing the purposes of the Company, all as determined by the Board.2.3 Registered Office and Registered Agent. The Company’s registered office shall be at the office of its registered agent at The Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware 19808. The registered office and registered agent may be changed from time to time by the Board by filing the address of the new registered office and/or the name of the new registered agent with the Secretary of State of the State of Delaware pursuant to the Act.

2.3 Registered Office and Registered Agent. The Company’s registered office shall be at the office of its registered agent at The Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware 19808. The registered office and registered agent may be changed from time to time by the Board by filing the address of the new registered office and/or the name of the new registered agent with the Secretary of State of the State of Delaware pursuant to the Act.

2.4 Term. The term of the Company commenced on the date of the initial filing of the Certificate with the Secretary of State of the State of Delaware. The Company may be terminated in accordance with the terms and provisions hereof, and shall continue unless and until dissolved as provided in Section 11. The existence of the Company as a separate legal entity shall continue until the cancellation of the Certificate as provided in the Act.

2.5 Tax Partnership; No State Law Partnership. The Members intend that the Company shall be treated as a partnership for federal and, if applicable, state income tax purposes, and each Member and the Company shall file all tax returns and shall otherwise take all tax reporting positions in a manner consistent with such treatment. Except for the purpose set forth in the preceding sentence, the Members intend that the Company not be a partnership (including a limited partnership) or joint venture, and that no Member be a partner or joint venturer of any other Member by virtue of this Agreement, and neither this Agreement nor any other document entered into by the Company or any Member relating to the subject matter hereof shall be construed to suggest otherwise.

2.6 Foreign Qualification and Other Filings. The Board shall cause the Company to execute, acknowledge, and deliver any or all certificates and other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue, or terminate the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct business as determined by the Board to be necessary or appropriate.

2.7 Purposes and Powers. Subject to the limitations contained elsewhere in this Agreement, the Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, directly or indirectly, (a) managing the Projects and conducting other activities necessary for, or incidental to, managing a network of high power electric vehicle charging stations and associated infrastructure, including, without limitation, the ownership or lease of real estate on which HPC Charging Stations are or will be located, the lease of HPC Charging Stations, which may include the operation of power generation and energy storage facilities located at the site of the relevant HPC Charging Stations and the purpose of which is to power such HPC Charging Stations, (b) entering into and performing its obligations under this Agreement or any agreement entered into by the Company in connection herewith or therewith and (c) solely to the extent approved by the Board in accordance with Section 7.3, engaging in any lawful act or activity for which limited liability companies may be formed under the Act and, in each case, engaging in any and all activities necessary, advisable, convenient or incidental thereto. In accordance with the terms of this Agreement, the Company may exercise all of the powers and privileges granted by the Act or which may be exercised by any Person, together with any powers incidental thereto, so far as such powers or privileges are necessary or convenient to the conduct, promotion, or attainment of the business, purposes, or activities of the Company. In accordance with the terms this Agreement, the Company may pursue its purposes and exercise its powers and rights either directly or through one or more Subsidiaries.

3.	MEMBERSHIP, CAPITAL CONTRIBUTIONS.

3.1 Members. The Members and the corresponding Percentage Interest held by each Member shall be listed on Exhibit 3.1, as maintained by the Board in accordance with Section 3.1.

3.2 Member Interests. The Membership Interests of the Members shall not be certificated without approval of the Board. Exhibit 3.1 and any information related to a Member specified thereon shall be updated by the Board, with the Board promptly providing a copy thereof to the Members, to reflect (a) the Transfer of Membership Interests by a Member, (b) the issuance of New Interests or the admission of new Members, or (c) the making of Capital Contributions by a Member, in each case, in accordance with the terms of this Agreement. Upon any adjustment of Percentage Interests, the Board shall promptly revise and update Exhibit 3.1 to reflect such adjustment.

3.3 Capital Commitment and Contributions.

(a) Capital Commitment. Subject to the terms of this Agreement, including Section 3.3(c), each Member agrees to provide the Company with Capital Contributions in an aggregate amount of cash equal to such Member’s Aggregate Capital Commitment.

(b) Initial Capital Contributions. No later than each “Funding Date” set forth on Exhibit 3.3(b), each Member shall make Capital Contributions in an amount of cash equal to the amount set forth opposite such Member’s name in the column titled “Capital Contribution” on Exhibit 3.3(b) for such “Funding Date” (each, an “Initial Capital Contribution”). The Initial Capital Contributions shall be “Required Capital Contributions” for purposes of Section 3.3(d).

(c) Capital Calls. Following the Effective Date, the Board may, from time to time, during the Capital Commitment Period, deliver notice to the Members (a “Capital Call Notice”), requesting that the Members make Capital Contributions to the Company (each, a “Capital Call”), to fund, on a pro rata basis, (i) any amounts contemplated by the then-current Budget, (ii) any Permitted Overruns with respect thereto and (iii) any additional amounts up to such amount which, together with all amounts previously funded and called by the Members, equals the Aggregate Capital Commitments of all Members (such capital calls described in clause (iii), “Opportunity Capital Calls”).

(d) Capital Contributions of Aggregate Capital Commitment.

(i) During the Capital Commitment Period, upon delivery by the Board to the Members of a Capital Call Notice, the Members shall make Capital Contributions to the Company in the aggregate amount set forth in such Capital Call Notice pro rata in proportion to their relative Unfunded Capital Commitments (each, “Required Capital Contributions”); provided, that with respect to each Member, the aggregate amount of Required Capital Contributions for such Member shall in no event exceed such Member’s Aggregate Capital Commitment. Each Capital Call Notice shall state (A) the purpose for such Capital Call, (B) the aggregate amount of Capital Contributions to be funded with respect to such Capital Call, (C) each applicable Member’s pro rata portion of such Capital Call (which shall be in proportion to their relative Unfunded Capital Commitments), (D) the date (the “Funding Date”) by which the Members are required to make the Capital Contributions and (E) the depositary institution and account information of the Company into which such Capital Contributions shall be made. The Funding Date shall be (x) with respect to Capital Calls for amounts contemplated by the then-current Budget and any Permitted Overruns with respect thereto, no sooner than ten (10) Business Days (or such shorter period that may be agreed to by each of the Members) after the date the Capital Call Notice is delivered, in accordance with Section 13.1 herein, to the Members, and (y) with respect to Opportunity Capital Calls, no sooner than one-hundred twenty (120) days (or such shorter period that may be agreed to by each of the Members) after the date the Capital Call Notice is delivered, in accordance with Section 13.1 herein, to the Members. All Capital Contributions made by a Member pursuant to this Section 3.3(d)(i) shall be made pro rata in respect of the Membership Interests held by such Member.

(ii) If a Member fails to timely make any Required Capital Contributions (any amount not timely contributed, a “Default Amount”), such Default Amount shall bear interest at a rate equal to the greater of (x) the “Prime Rate” as published by the Wall Street Journal and (y) ten percent (10%), compounded monthly (the “Default Rate”). In the event that such failure to make a Required Capital Contribution remains uncured such that the Member is deemed a Defaulting Member, then each of the other Members who have timely funded their applicable Required Capital Contributions in full (each a “Non-Defaulting Member”), may, each in its sole and absolute discretion, elect (A) to fund the Default Amount as a Capital Contribution, (B) to extend a loan to the Company in an amount equal to the

Default Amount (a “Default Loan”), or (C) to cause the Company to seek debt financing from an Independent Third Party at terms which are commercially reasonable at the time such debt financing is sought. In the event that more than one of the other Members wishes to fund any Default Amount (including via a Default Loan pursuant to Section 3.3(d)(iv)), each such Non-Defaulting Member shall be allocated a portion of the Default Amount on a pro rata basis based on each Non-Defaulting Member’s Percentage Interest, unless otherwise agreed by such Non-Defaulting Members.

(iii) Upon the full funding of the Default Amount by a Non-Defaulting Member as a Capital Contribution (A) Exhibit 3.1 hereto shall be amended to reflect the adjustment of Percentage Interests based on the actual amount funded by each Non-Defaulting Member as a Capital Contribution and (B) as long as the Defaulting Member is not otherwise in default of its funding obligations with respect to any portion of its Aggregate Capital Commitment, the Defaulting Member shall cease to be deemed a Defaulting Member.

(iv) If a Non-Defaulting Member elects to extend a Default Loan to the Company, such Default Loan shall (1) bear interest at a rate equal to the Default Rate, and (2) unless previously repaid by the Defaulting Member, be repaid by the Company from the first amounts available for Distribution (i.e., scheduled payments of principal and interest must be current before any Distributions may be made to Members in their capacity as such). At any time during which such Default Loan remains outstanding, the Non-Defaulting Member may in its sole and absolute discretion, elect that such Default Loan shall be converted into a Capital Contribution in an amount equal to the unpaid principal and unpaid interest on such Default Loan as follows: (A) the Defaulting Member shall be deemed to have received a distribution from the Company of an amount equal to the unpaid principal and interest on such Default Loan; (B) such amount shall be deemed paid to the Non-Defaulting Member in repayment of the Default Loan; (C) such amount shall be deemed contributed by the Non-Defaulting Member as a Capital Contribution (a “Default Loan Contribution”); and (D) consistent with the Capital Accounts provisions in this Agreement, the Non-Defaulting Member’s Capital Account shall be increased by, and the Defaulting Member’s Capital Account shall be decreased by, an amount equal to the unpaid principal and interest on such Default Loan and Exhibit 3.1 hereto shall be amended to reflect the adjustment of Percentage Interests based on such Default Loan Contribution. A Default Loan Contribution shall be deemed a Capital Contribution by the Non-Defaulting Member making such Default Loan Contribution as of the date on which the applicable Default Loan is converted to a Default Loan Contribution. Once a Default Loan Contribution has been made (or deemed made), (x) no subsequent payment or tender in respect of the Default Loan Contribution or the Default Loan that was the subject of the Default Loan Contribution shall be deemed a Capital Contribution, and (y) the Defaulting Member shall, as long as the Defaulting Member is not otherwise in default of its funding obligations with respect to any portion of its Aggregate Capital Commitment, cease to be deemed a Defaulting Member.

(v) Notwithstanding the foregoing and without limitation of any other rights or remedies that may be available to the Company or any other Member hereunder, each of the Company and each Member who is not then a Defaulting Member may, for as long as the failure of such Defaulting Member to fund any portion of its Aggregate Capital Commitment remains uncured and provided further that there has not been an election by Non-Defaulting Members to make Capital Contributions or effect Default Loan Contributions with respect to the entire Default Amount, institute proceedings against the Defaulting Member in accordance with Section 13.5 to obtain payment of the outstanding Default Amount, together with interest thereon at the Default Rate from the applicable Funding Date that such Capital Contribution was due until the date that such Capital Contribution is made, at the cost and expense of the Defaulting Member. Upon the collection of any amounts on account of the Default Amount and interest accrued thereon, such amount shall be paid (A) first, if there are any Default Loans outstanding, to the Non-Defaulting Members who have extended such Default Loans on account of the accrued interest on such Default Loans, (B) second, to the Non-Defaulting Members who have extended such Default Loans on account of the principal of such Default Loans and, (C) third, to the Company. Any amounts recovered on account of the costs and expenses associated with the proceedings shall be remitted to the Company and/or such Non-Defaulting Member who bore such costs. Upon payment in full of all amounts owed on account of a Default Amount, a Default Loan and interest accrued with respect to any of the foregoing, as applicable, and as long as the Defaulting Member is not otherwise in default of its funding obligations with respect to any portion of its Aggregate Capital Commitment, such Defaulting Member shall cease to be deemed a Defaulting Member.

(e) No Requirement for Additional Capital Contributions. Except for each Member’s requirement to make Required Capital Contributions during the Capital Commitment Period in an amount up to such Member’s Aggregate Capital Commitment and except for any additional amounts which may be owed by a Defaulting Member in accordance with the terms of this Section 3, no Member shall be obligated to make any additional Capital Contributions without such Member’s prior written consent.

(f) Additional Capital Contributions.

(i) Following the earlier of (x) the expiration of the Capital Commitment Period and (y) all Unfunded Capital Commitments being reduced to $0, the Board may issue Capital Call Notices to the Members in order to request additional Capital Contributions (such amounts, “Additional Capital Contributions”); provided, that in accordance with the provisions of Section 3.3(e) and Section 7.3 hereto, no Member shall be obligated to make any additional Capital Contributions exceeding such Member’s Aggregate Capital Commitment without such Member’s prior written consent.

(ii) If the Board delivers a Capital Call Notice for Additional Capital Contributions (an “Additional Contribution Notice”), the Members shall be entitled to fund their respective Percentage Interests of the amount set forth in such Additional Contribution Notice. Each Additional Contribution Notice shall state (A) the purpose for such Capital Call, (B) the aggregate amount of the Additional Capital Contribution, (C) each applicable Member’s Percentage Interest of such Additional Capital Contribution, (D) the Funding Date by which each Member electing to participate in such Additional Capital Contribution (any such Member, a “Participating Member”) is required to fund its respective Percentage Interest of such Additional Capital Contribution and (E) the depositary institution and account information of the Company into which such Additional Capital Contribution shall be made. The Funding Date shall be no sooner than ninety (90) days (or such shorter period that may be agreed to by each of the Members) after the date the Additional Contribution Notice is delivered, in accordance with Section 13.1 herein, to the Members. All Capital Contributions made by a Member pursuant to this Section 3.3(f)(ii) shall be made pro rata in respect of the Membership Interests held by such Member.

(iii) If a Member elects not to participate (a “Non-Participating Member”), in whole or in part, in any Additional Capital Contribution sought by the Company in accordance with this Section 3.3(f) and does not contribute all or any part of the amount being requested from such Member under an Additional Contribution Notice (any shortfall being, the “Shortfall Amount”), then each of the other Participating Members may elect, each in its sole and absolute discretion, to fund the Shortfall Amount as an Additional Capital Contribution. In the event more than one Participating Member wishes to fund any Shortfall Amount, each such Participating Member shall be allocated a portion of the Shortfall Amount on a pro rata basis based on each Participating Member’s relative Percentage Interest, unless otherwise agreed by such Participating Members, and Exhibit 3.1 hereto shall be amended to reflect the adjustment of Percentage Interests based on the actual amount funded by each Member as an Additional Capital Contribution.

(g) Permitted Debt Default

(i) With respect to any Permitted Debt obtained by MN8, MN8 shall use commercially reasonable efforts to ensure that the terms of the Permitted Debt Agreements (A) allow for events of default to be cured by MN8, (B) to the extent curable by a party other than MN8, allow for events of default (including events of default with respect to payment obligations) to be cured by any Affiliate of MN8 or by MB, and (C) provide that following any foreclosure with respect to any equity interests or assets of AssetCo LeaseCo, any value in excess of the amount of the Permitted Debt secured by such equity interests or assets is remitted to the Company or to AssetCo LeaseCo, as applicable.

(ii) In the event that, at any time, (A) MN8 or any Affiliate of MN8 reasonably expects an event of default will occur with respect to any obligations under any Permitted Debt Agreement, (B) an event of default actually occurs under any Permitted Debt Agreement, or (C) MN8 receives notice of an event of default from lenders under any Permitted Debt Agreement, then MN8 shall promptly provide notice to the Company and to MB (a “Permitted Debt Default Notice”). MN8’s obligation to provide a Permitted Debt Default Notice shall be without regard as to whether the underlying event of default is able to be cured by MN8, any Affiliate of MN8 or by MB.

(iii) Without limiting the generality of Section 3.3(g)(i) and Section 3.3(g)(ii), if an event of default occurs and remains uncured under any Permitted Debt Agreement (other than an event of default resulting from a breach of the Master Lease by DriveCo or breach of the MB Guarantee by the MB Guarantor), MB may elect, in its sole and absolute discretion, by providing written notice to MN8, to transfer to the Company up to the aggregate amount required to cure such uncured event of default, which amount shall then automatically be distributed by the Company to MN8 and MN8 shall use such funds to cure the applicable event of default (a “Debt Default Cure Funding”). As a result of a Debt Default Cure Funding, Exhibit 3.1 hereto shall be amended by (A) increasing MB’s Percentage Interest by the Debt Default Cure Percentage, and (B) decreasing MN8’s Percentage Interest by the Debt Default Cure Percentage (with the result of such amendment to Exhibit 3.1 being equivalent to the transfer of Membership Interests equal to the Debt Default Cure Percentage from MN8 to MB). For the purposes hereof, a “Debt Default Cure Percentage” shall mean, the quotient (expressed as a percentage) of (x) the applicable amount of Debt Default Funding transferred by MB to the Company, divided by (y) the aggregate amount of all Adjusted Capital Contributions made by all Members (which amount, for the removal of doubt, shall not include any amounts provided as Debt Default Cure Funding).

3.4 Issuance of New Interests.

(a) The Board may propose the issuance or sale by the Company of additional Membership Interests (“New Interests”) to an Independent Third Party; provided that, (i) before the earlier of (x) the expiration of the Capital Commitment Period and (y) all Unfunded Capital Commitments being reduced to $0, the Capital Contributions in respect of such New Interests must have a Valuation Factor equal to or greater than 1.0 and (ii) prior to any issuance and sale of New Interests to any Independent Third Party, the Board shall first offer in writing to sell to each Member who, at such time, is not a Defaulting Member (each such Member, an “Eligible Purchaser”), on the same terms and conditions as the proposed issuance of New Interests, no less than such Member’s pro rata portion (determined in accordance with the relative Percentage Interests of the Eligible Purchasers as of such time) of the New Interests (the “Preemptive Rights Notice”). The Preemptive Rights Notice shall include a description of the Valuation Factor for such New Interests, payment terms, and other material terms of the New Interests and shall set out the pro rata portion of the New Interests applicable with respect to each Member.

(b) To exercise such preemptive right, each Eligible Purchaser shall, within fifteen (15) Business Days from receipt of the Preemptive Rights Notice from the Company (the “Preemptive Offer Period”), give the Board notice of (i) its intention to exercise such right and (ii) the additional quantity of New Interests such Eligible Purchaser would be willing to purchase in excess of its pro rata portion of the New Interests, if any, if any Eligible Purchaser does not elect to exercise its right to purchase its entire pro rata portion of the New Interests (such additional amount, an “Overallotment Amount”).

(c) If and to the extent that any Eligible Purchaser fails to timely exercise its right to purchase its entire pro rata portion of the New Interests, the New Interests not subscribed for by such Eligible Purchaser shall be allocated among Eligible Purchasers who have exercised their right to purchase their entire pro rata portion and indicated a desire to purchase an Overallotment Amount, on a pro rata basis based on their respective Percentage Interests; provided, that the Eligible Purchasers may alternatively agree to allocate the New Interests amongst themselves in any other manner by providing written notice to the Company from all Eligible Purchasers subscribing for New Interests.

(d) Promptly following the expiration of the Preemptive Offer Period, the Company shall deliver a written notice to all of the Members specifying (A) the New Interests each Eligible Purchaser has subscribed for and (B) the aggregate number of New Interests which remain unsubscribed for. To the extent that less than all of the New Interests have been subscribed for by Eligible Purchasers pursuant to this Section 3.4, the Board may, for a period of ninety (90) days thereafter, sell such remaining New Interests to such Independent Third Party at the same price and upon the same general terms, which shall be no more favorable to such Independent Third Party as those specified in the Preemptive Rights Notice given to each Member. Any remaining New Interests not sold during such ninety (90)-day period may not be offered or sold until they are again offered to the Eligible Purchasers pursuant to this Section 3.4.

(e) Upon the issuance of New Interests pursuant to this Section 3.4, Exhibit 3.1 hereto shall be amended to reflect such New Interests and the making of additional Capital Contributions and adjustments to the Members’ Percentage Interests in connection therewith. Additionally, any Independent Third Party that acquires New Interests shall accede to be bound by the terms and conditions of this Agreement as a “Member” and execute any instruments reasonably necessary to provide proof of such accession.

3.5 Conflicts of Interest.

(a) Generally. Each Member acknowledges that each other Member and its Affiliates, and its and their respective directors, officers, managers, partners, investors, employees, consultants, advisors and other representatives (collectively, the “Covered Parties”) (i) have participated (directly or indirectly) or will continue to participate (directly or indirectly) in investments in corporations, joint ventures, limited liability companies, general partnerships, limited partnerships and other entities that may be, are or will be competitive with the business of the Company Group (“Other Investments”), (ii) have interests in, participate with, aid and maintain seats on the boards of directors or similar governing bodies of, Other Investments and (iii) may develop or become aware of business opportunities related to the business of the Company Group or related to Other Investments (“Business Opportunities”).

(b) Waiver. Subject to the obligations of MN8 under the terms of the Cooperation Agreement , each of the Members (in his, her or its own name and in the name and on behalf of each of the Company and its Subsidiaries) hereby (i) expressly waives any conflicts of interest and agrees that none of the Covered Parties shall have any liability to any Member, any Affiliate thereof, or the Company or any of its Affiliates with respect to such conflicts of interest or potential conflicts of interest, (ii) acknowledges and agrees that none of the Covered Parties will have any duty to disclose to the Company, any other Member or the Board any Business Opportunity, whether or not the Company Group might be interested in such Business Opportunity, (iii) renounces any interest or expectancy in any Business Opportunity, and (iv) acknowledges and agrees that the Covered Parties have duties not to disclose confidential information of or related to Other Investments. Each of the Members (in his, her or its own name and in the name and on behalf of the Company Group) hereby agrees that the terms of this Section 3.5 are expressly intended to modify or limit any duties or obligations such Member may have under the Act or other applicable law, rule or regulation, and to the extent that they modify or limit a duty or other obligation, if any, that any Covered Party may have to the Company or another Member under the Act or other applicable law, rule or regulation, are reasonable in form, scope and content.

(c) Acknowledgement. Each of the Members (in his, her or its own name and in the name and on behalf of the Company and its Subsidiaries) acknowledges and agrees that (i) the execution and delivery of this Agreement by each other Member is of material benefit to the Company, its Subsidiaries and the Members, and that the Members would not be willing to (A) execute and deliver this Agreement and (B) make their agreed Capital Contributions to the Company without the benefit of this Section 3.5 and the agreement of the parties thereto; and (ii) they have reviewed and understand the provisions of Sections 18-1101(b) and (c) of the Act.

(d) Affiliate Contracts. Notwithstanding anything to the contrary in this Agreement, to the extent any member of the Company Group intends to (i) enter into an Affiliate Contract or (ii) materially amend an Affiliate Contract, and such Affiliate Contract (or such amendment, as applicable) would not be on arm’s length terms that could reasonably be expected to be agreed upon between two Independent Third Parties acting in their own self-interest, then the prior written approval of the non-Conflicted Members (acting by a majority of Percentage Interests of the non-Conflicted Members) shall be required prior to the execution of such Affiliate Contract (or such amendment, as applicable).

4.	CAPITAL ACCOUNTS.

A Capital Account shall be established and maintained for each Member. The initial Capital Account of each Member is set forth on Exhibit 3.1. No Member shall have the right to demand a return of all or any part of such Member’s Capital Contributions. Except to the extent otherwise expressly provided in this Agreement, no interest shall be paid to any Member with respect to such Member’s Capital Contributions or Capital Account. In the event that the Membership Interests of a Member is Transferred in accordance with this Agreement, the Transferee of such Membership Interests shall succeed to all or the relevant portion of the Capital Account of the Transferor. A Members Capital Account shall not be credited for any amounts paid to the Company in satisfaction of Member’s obligation under Section 9.2.

5.	DISTRIBUTIONS AND ALLOCATIONS OF PROFIT AND LOSS.

5.1 Distributions and Priority of Distributions.

(a) The Board shall reasonably determine in good faith the amount of any Excess Cash with respect to any Fiscal Quarter of the Company, and all such Excess Cash (if any) shall be distributed to the Members no later than thirty (30) days following the end of each Fiscal Quarter; provided, however, that the Board may make Distributions more frequently in such amounts and at such times as may be reasonably determined by the Board. All such Distributions shall be made to the Members in accordance with the Distribution waterfall set forth in Section 5.1(b). Notwithstanding the foregoing, no distributions shall be made pursuant to this Section 5.1(a) prior to the repayment in full of any outstanding Default Loans (including all accrued and unpaid interest thereon).

(b) Subject to the other provisions of this Section 5, all Distributions shall be made to the Members pro rata in accordance with their respective Percentage Interests. Notwithstanding the foregoing, following any foreclosure by lenders on assets or equity interests of AssetCo LeaseCo that secure any Permitted Debt, Distributions shall be made to the Members as follows: (i) 100% to MB until MB has received an amount equal to the applicable MB Catch Up Amount, and thereafter (ii) to the Members pro rata in accordance with their respective Percentage Interests.

(c) Notwithstanding Section 5.1(b) above, any amount that otherwise would be paid or distributed to a Defaulting Member pursuant to this Section 5 shall not actually be paid to such Defaulting Member but shall be deemed paid and applied on behalf of such Defaulting Member (i) first, on account of accrued and unpaid interest on all Default Loans made with respect to amounts which were to be contributed by such Defaulting Member (in the order of their original maturity date), (ii) second, on account of any outstanding principal amount of such Default Loans (in the order of their original maturity date), (iii) third, on account of accrued and unpaid interest owed to the Company with respect to any outstanding Default Amount that has not been paid when due and (iv) fourth, on account of any outstanding Default Amount with respect to any Capital Contribution that has not been paid when due.

(d) Upon the dissolution and winding up of the Company, Distributions to the Members shall be made to the Members, in the form of cash, marketable securities, or other assets of the Company, in accordance with Section 5.1(b), as applicable. For the purpose of valuing the amounts of Distributions to the Members under this Agreement, any marketable securities or other assets distributed to the Members (other than cash) shall be valued at the Fair Market Value thereof.

(e) Other than as may be agreed upon by all of the Members in writing, to the extent practicable, all Distributions of non-cash assets of the Company under this Agreement shall be made such that each Member receives its pro rata share (based on such Member’s Percentage Interest) of the Fair Market Value of such assets and receives its pro rata share (based on such Member’s Percentage Interest) of the Company’s cost basis, holding period and other tax attributes thereof; provided, however, that no non-cash assets of the Company shall be Distributed to the Members without the prior unanimous approval of the Members.

(f) Notwithstanding any provision of this Agreement to the contrary, the Company shall not make any Distribution that would violate any applicable law.

(g) The Company shall ensure distributions to the Company from its Subsidiaries to the extent necessary for the Company to distribute the amount of Excess Cash required to be distributed in accordance with respect to Section 5.1(a).

(h) If, in accordance with this Agreement, all or substantially all of the Membership Interests are Transferred by the Members to a third party who is not an Affiliate of any of the Members (whether by operation of law or otherwise), the Members agree that the aggregate net proceeds of such Transfer shall be allocated among the Members in accordance with the priorities and preferences set forth in Section 5.1(b), mutatis mutandis.

5.2	Amounts Withheld.

(a) The Company may withhold from distributions, allocations or portions thereof if it is required to do so by any applicable rule, regulation or law, and each Member hereby authorizes the Company to withhold or pay on behalf of or with respect to such Member any amount of U.S. federal, state, or local or non-U.S. taxes that the Board determines, in good faith, that the Company is required to withhold or pay with respect to any amount distributable or allocable to such Member pursuant to this Agreement. All amounts of tax withheld pursuant to the Code or the Regulations or any provisions of any U.S. federal, state, or local or non-U.S. tax law with respect to any payment or Distribution to the Members or with respect to an allocation of Profits to the Members shall be treated as amounts distributed to the Members pursuant to this Section 5 for all purposes under this Agreement. The Board may allocate any such amounts withheld among the Members in any manner that is in accordance with applicable law (taking into account the extent to which the amount withheld may vary among the Members based upon the identity and tax status of each Member). The Members shall be required, upon request by the Board, to (i) fund their share of any applicable withholding taxes, and (ii) take such actions and provide the Board with such information as may be reasonably requested by the Board in order to minimize any amount which may be required to be withheld, including the execution and delivery to the Board of any applicable forms under the Code or other applicable tax law.

(b) None of the Company, the Board, any Member, any Officer or the Partnership Representative shall be liable for any excess taxes withheld, in good faith, in respect of any other Member’s Membership Interests, and, in the event of overwithholding, such other Member’s sole recourse shall be to apply for a refund from the applicable taxing authority; provided, however, such withholding party will, prior to any deduction or withholding, use commercially reasonable efforts to notify such Member of any anticipated withholding, and reasonably cooperate with such Member to minimize the amount of any applicable withholding to such Member.

(c) In the event that the Company, or any Member or any Affiliate thereof, becomes liable as a result of a failure to withhold and remit taxes in respect of any other Member (the “Underwithheld Member”), then, in addition to any indemnities for which the Underwithheld Member may be liable under this Agreement, to the fullest extent permitted by law, such Underwithheld Member shall indemnify and hold harmless the Company, or the other Members, as the case may be, in respect of all taxes, including interest and penalties, and any expenses incurred in any examination, determination, resolution, and payment of such liability. The provisions contained in this Section 5.2(a) shall survive the termination of the Company and the withdrawal of any Member.

(d) Each Member covenants for itself, its successors, assigns, heirs and personal representatives that such Person will, at any time prior to or after the dissolution of the Company, on demand, whether before or after such Person’s withdrawal from the Company, pay to the Company (as a Capital Contribution without any change in such Person’s Percentage Interest) any amount which the Company properly pays to the applicable taxing authority in respect of taxes (including withholding taxes) imposed upon income of or Distributions to such Member, to the extent that such amounts have not been withheld from amounts otherwise distributable to such Member.

5.3	Allocation of Profits and Losses.

(a) General Allocation of Profits and Losses. Subject to, and after taking into account allocations pursuant to the provisions of Section 5.4, for each Fiscal Year or portion thereof, Profits and Losses of the Company and, to the extent determined necessary and appropriate by the Board to achieve the resulting Capital Account balances described below, any individual items of income, gain, loss, credit and deduction includable in the computation of Profits and Losses, for such Fiscal Year or portion thereof shall be allocated among the Members during such Fiscal Year or portion thereof in such a manner that, as of the end of such period and after these allocations are made, the sum of (i) the Capital Account of the Member and (ii) that Member’s share of “partnership minimum gain” (as defined and determined in accordance with Sections 1.704-2(b)(2) and 1.704-2(d) of the Regulations), if any, and

“partner nonrecourse debt minimum gain” (as defined and determined in accordance with Sections 1.704-2(i)(2) and 1.704-2(i)(3) of the Regulations), if any, computed immediately prior to the hypothetical sale of assets referenced below, and the amount any such Member is treated as obligated to contribute to the Company, computed immediately after the hypothetical sale of assets referenced below, shall be equal to the respective net amounts that would be distributed to that Member if the Company sold all of its properties for cash equal to their Gross Asset Values (or, for the amount of Company Nonrecourse Liabilities or Partner Nonrecourse Debt secured by the Company properties, if Company Nonrecourse Liabilities or Partner Nonrecourse Debt exceed Gross Asset Values), satisfied all of the liabilities on the Company’s balance sheet as computed for Capital Account purposes, except to the extent of any Company Minimum Gain and Partner Nonrecourse Debt Minimum Gain, and distributed the remaining proceeds to the Members in accordance with Section 11.3(b)(iii).

(b) No Deficit Restoration Obligation. Except as otherwise required by the Act, notwithstanding anything to the contrary in this Agreement, upon a liquidation within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Regulations, if any Member has an Adjusted Capital Account Deficit (after giving effect to all contributions, distributions, allocations, and other Capital Account adjustments for all taxable years, including the year during which such liquidation occurs), such Member shall have no obligation to make any Capital Contribution to reduce or eliminate such Adjusted Capital Account Deficit.

(c) Loss Limitation. Losses allocated pursuant to this Section 5.3 shall not exceed the maximum amount of Losses that can be allocated to a Member without creating or increasing a Member’s Adjusted Capital Account Deficit at the end of any Fiscal Year.

5.4 Special Allocation Rules.

(a) Except as otherwise provided in Section 1.704-2(f) of the Regulations, notwithstanding any other provision of this Section 5.4, if there is a net decrease in Company Minimum Gain for any Fiscal Year (or if there was a net decrease in Minimum Gain for a prior Fiscal Year and the Company did not have sufficient amount of income and gain during prior periods to allocate among the Members under this Section 5.4(a), each Member shall be specially allocated items of Company income and gain in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Section 1.704-2(g) of the Regulations. The items of Company income and gain to be allocated pursuant to this Section 5.4(a) shall be determined in accordance with Sections 1.704-2(f)(6) and 1.704-2(j)(2) of the Regulations. The amount of Company Minimum Gain shall be determined in accordance with Section 1.704-2(d) of the Regulations. This Section 5.4(a) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(f) of the Regulations and shall be interpreted consistently therewith.

(b) Except as otherwise provided in Section 1.704-2(i)(4) of the Regulations, notwithstanding any other provision of this Section 5.4, except Section 5.4(a), if during any Fiscal Year (or if there was a net decrease in Partner Nonrecourse Debt Minimum Gain for a prior Fiscal Year and the Company did not have sufficient amounts of income and gain during prior periods to allocate among the Members under this Section 5.4(b), there is a net decrease in Partner Nonrecourse Debt Minimum Gain, each Member that has a share of that Partner Nonrecourse Debt Minimum Gain (determined in accordance with Section 1.704-2(i)(5) of the Regulations) shall be allocated items of Company income and gain for the Fiscal Year equal to that Member’s share of the net decrease in the Partner Nonrecourse Debt Minimum Gain (determined in accordance with Section 1.704-2(i)(4) of the Regulations). The items of Company income and gain to be allocated pursuant to this Section 5.4(b) shall be determined in accordance with Sections 1.704-2(i)(4) and 1.704-2(j)(2) of the Regulations. The amount of Partner Nonrecourse Debt Minimum Gain shall be determined in accordance with Section 1.704-2(i)(3) of the Regulations. This Section 5.4(b) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2 of the Regulations and shall be interpreted consistently therewith.

(c) A Member shall not be allocated items of loss or deduction to the extent such an allocation would cause or increase an Adjusted Capital Account Deficit for such Member as of the close of any taxable year. Any items of loss or deduction not allocated to a Member under this Section 5.4(c) shall be allocated first, to the remaining Members with positive Capital Account balances (taking into account adjustments, allocations and distributions described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6) of the Regulations and after adding back each Member’s share of Company Minimum Gain and Partner Nonrecourse Debt Minimum Gain) in proportion to, and to the extent of, such positive Capital Account balances and thereafter, as provided in applicable Regulations. If any Member unexpectedly receives an adjustment, allocation, or distribution of the type contemplated by Sections 1.704-1(b)(2)(ii)(d)(4), (5), or (6) of the Regulations that causes or increases an Adjusted Capital Account Deficit for such Member, items of Company income and gain entering into the computation of Profits and Losses shall be allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by Section 1.704-1(b) of the Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible; provided, however, that an allocation pursuant to this Section 5.4(c) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Section 5.4 have been tentatively made as if this Section 5.4(c) were not in this Agreement. It is the intent of the Members that this Section 5.4(c) constitute a qualified income offset provision under Section 1.704-1(b)(2)(ii)(d)(3) of the Regulations, and shall be interpreted consistently therewith.

(d) In the event that any Member has an Adjusted Capital Account Deficit at the end of any Fiscal Year which is in excess of the sum of (i) the amount such Member is obligated to restore pursuant to any provision of this Agreement, and (ii) the amount such Member is deemed to be obligated to restore pursuant to the next to last sentences of Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations, each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 5.4(d) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit in excess of such sum after all other allocations provided for in this Section 5.4 have been made as if Section 5.4(c) and this Section 5.4(d) were not in this Agreement. It is the intent of the Members that this Section 5.4(d) constitutes a gross income allocation and be interpreted to effectuate such intent.

(e) Company Nonrecourse Deductions (as defined in Section 1.704-2(b)(1) of the Regulations) for any Fiscal Year or other period shall be allocated to the Members in proportion to their respective Percentage Interests.

(f) To the extent an adjustment to the adjusted tax basis of any Company asset, pursuant to Code Section 734(b) (including any such adjustments pursuant to Section 1.734-2(b)(1) of the Regulations) is required, pursuant to Sections 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4) of the Regulations, to be taken into account in determining Capital Accounts as a result of a distribution to a Member in complete liquidation of such Member’s Membership Interests in the Company, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be allocated to the Members in accordance with their Percentage Interests in the event Section 1.704-1(b)(2)(iv)(m)(2) of the Regulations applies, or to the Members to whom such distribution was made in the event Section 1.704-1(b)(2)(iv)(m)(4) of the Regulations applies.

(g) In accordance with Section 1.704-2(i)(1) of the Regulations, any item of Company loss or deduction which is attributable to Partner Nonrecourse Debt for which a Member bears the economic risk of loss (such as a non-recourse loan made by a Member to the Company or an otherwise non-recourse loan to the Company that has been guaranteed by a Member) shall be allocated to that Member to the extent of its economic risk of loss.

(h) Items of income, gain, loss, expense or credit resulting from a Covered Audit Adjustment shall be allocated to the Members in accordance with the applicable Partnership Audit Provisions.

(i) Partner Nonrecourse Deductions for any Fiscal Year or other period attributable to a Partner Nonrecourse Debt shall be specially allocated to the Member (or Members) that bear the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Section 1.704-2(i) of the Regulations

5.5 Tax Allocations. All items of income, gain, loss, and deduction, and all tax preferences, Depreciation, accelerated cost recovery system deductions and investment interest and other tax items of the Company for each Fiscal Year (collectively referred to as “Company Tax Items”) shall be allocated for tax purposes to the Members in accordance with this Section 5.5.

(a) Except as provided in this Section 5.5, Company Tax Items shall be allocated to the Members in the same manner as the corresponding item is allocated pursuant to Section 5.3 or Section 5.4.

(b) Gain or loss upon sale or other disposition of any property contributed to the Company or any Depreciation, amortization, or other cost recovery deduction allowable with respect to the basis of property contributed to the Company shall be allocated for tax purposes between the contributing and non-contributing Members so as to take into account the difference between the adjusted tax basis and the Gross Asset Value of the property on the date of its contribution in accordance with Code Section 704(c), using any permissible method under the Regulations as determined by the Board.

(c) If there has been an adjustment to the Gross Asset Value of any Company property pursuant to any provision of this Agreement, Company Tax Items with respect to such property shall be allocated to the Members for tax purposes so as to take into account the difference between the adjusted tax basis of such property and its Gross Asset Value in the same manner as variations between the adjusted tax basis and Fair Market Value of property contributed to the Company are taken into account in determining the Members’ allocations of Company Tax Items under Section 5.5(b), utilizing such permissible allocation method or methods the Regulations as the Board shall select.

(d) Accounting matters relating to allocations of Profits and Losses, Capital Accounts, and allocations of items of federal income tax significance shall be handled in such a way that the allocations of items of federal income tax significance will have substantial economic effect or will otherwise be respected for federal income tax purposes.

(e) Tax credits of the Company shall be allocated among the Members pursuant to Section 1.704-1(b)(4)(ii) of the Regulations.

(f) If, as a result of an exercise of a non-compensatory option to acquire an interest in the Company, a Capital Account reallocation is required under Section 1.704-1(b)(2)(iv)(s)(3) of the Regulations, the Company shall make corrective allocations pursuant to Section 1.704-1(b)(4)(x) of the Regulations.

5.6 Other Allocation Rules. All other items that must be allocated to the Members shall be allocated to the Members in the same manner and in accordance with the allocation of Profits and Losses as provided in Section 5.3. Solely for purposes of determining a Member’s proportionate share of the “excess nonrecourse liabilities” of the Company within the meaning of Section 1.752 -3(a)(3) of the Regulations, such “excess nonrecourse liabilities” shall first be allocated in accordance with the gain that would be recognized by the Members pursuant to Code Section 704(c) and then in accordance with their Percentage Interests.

5.7 Allocation Savings Provision. The allocation methods set forth in Sections 5.3, 5.4, 5.5, and 5.6 are intended to allocate Profits and Losses and items of Company income, gain, expense and loss to the Members for federal income tax purposes in accordance with their economic interests in the Company while complying with the requirements of Code Section 704(b) and the Regulations promulgated thereunder. If the allocation of Profits or Losses pursuant to the provisions of Sections 5.3, 5.4, 5.5, and 5.6 do not (a) satisfy the requirements of Code Section 704(b) or the Regulations thereunder, (b) comply with any other provisions of the Code or Regulations or (c) properly take into account any expenditure made by the Company or Transfer of any Membership Interests, then notwithstanding anything to the contrary contained in the preceding provisions of Sections 5.3, 5.4, 5.5, and 5.6, Profits and Losses shall be allocated in such manner as the Board, reasonably and in good faith, determines to be required so as to reflect properly Sections 5.3, 5.4, 5.5, and 5.6, as the case may be; provided, however, that any change in the method of allocating Profits or Losses shall not materially alter the economic agreement between the Members.

5.8 Members Varying Interests. In the event of any changes in any Member’s Percentage Interest during the Fiscal Year, including if any Membership Interest in the Company is Transferred or otherwise increased or decreased during the year, all items of income, gain, loss, deduction and credit recognized by the Company for such year shall be allocated among the Members in accordance with a method selected by the Board and permissible under Code Section 706 to take into account their varying interests during the year.

6.	STATUS, RIGHTS AND POWERS OF MEMBERS.

6.1 Limitation of Liability. Except as otherwise provided in the Act, no Member of the Company shall be obligated personally for any debt, obligation, or liability of the Company or of any other Member solely by reason of being a Member of the Company. Except as otherwise provided in the Act or by law, no Member shall have any fiduciary or other duty to another Member with respect to the business and affairs of the Company. No Member shall have any responsibility to restore any negative balance in his, her or its Capital Account or contribute to or in respect of the liabilities or obligations of the Company or return Distributions made by the Company except as required by this Agreement, the Act or other applicable law. All Persons dealing with the Company shall have recourse solely to the assets of the Company for the payment of the debts, obligations, or liabilities of the Company.

6.2 Return of Distributions of Capital. Except as required by law or this Agreement, no Member shall be obligated by this Agreement to return any Distribution to the Company or pay the amount of any Distribution for the account of the Company or to any creditor of the Company; provided, however, that if any court of competent jurisdiction holds that, notwithstanding this Agreement, any Member is obligated to return or pay any part of any Distribution, such obligation shall bind such Member alone and not any other Member, any Director or the Board; and provided, further, that if any Member is required to return all or any portion of any Distribution under circumstances that are not unique to such Member but that would have been applicable to all Members if such Members had been named in the lawsuit against the Member in question (such as where a Distribution was made to all Members and rendered the Company insolvent, but only one Member was sued for the return of such

Distribution), the Member that was required to return or repay the Distribution (or any portion thereof) shall be entitled to reimbursement (but not in excess of the amount paid by such Member) from the other Members that were not required to return the Distributions made to them based on each such Member’s share of the Distribution in question. The provisions of the immediately preceding sentence are solely for the benefit of the Members and shall not be construed as benefiting any third party. The amount of any Distribution returned to the Company by a Member or paid by a Member for the account of the Company or to a creditor of the Company shall be added to the account or accounts from which it was subtracted when it was distributed to such Member.

6.3 No Management or Control. Except as expressly provided in this Agreement (including Section 3.5(c)), no Member shall, in its capacity as a Member, take part in or interfere in any manner with the management of the business and affairs of the Company Group or have any right or authority to act for or bind the Company.

7.	BOARD OF DIRECTORS, EXECUTIVE TEAM, OFFICERS, AND RELATED MATTERS.

7.1 Board of Directors.

(a) The Members hereby establish a Board of Directors of the Company (the “Board”). Subject to the terms of this Agreement (including Section 3.5(c)), non-waivable provisions of applicable law, and the rights of the Members and the Executive Team expressly provided for herein, the Board shall have full and complete authority, power, and discretion to direct the management of the Company, to control the business, affairs, and properties of the Company, to make all decisions regarding those matters and to exercise all such powers and manage and direct all such acts and things, including in connection with (i) the appointment of members of the Company’s executive team (the “Executive Team”), each of whom shall remain a member of the Executive Team until his or her successor is appointed by the Board, or until such individual’s sooner death, resignation or removal by the Board and (ii) the appointment of individuals to serve as officers of the Company, each of whom shall hold such office until his or her successor is appointed by the Board, or until such officer’s sooner death, resignation or removal by the Board (the “Officers”). The Board shall consist initially of five (5) individuals appointed as Directors in accordance with Section 7.1(b) herein. No Director acting in his, her or their capacity as a Director, shall have the power to bind the Company with respect to any matters except pursuant to a resolution authorizing such action that is duly adopted by the Board.

(b) Each Member shall have the right to appoint a number of Directors equal to the quotient of (i) each Member’s Percentage Interest divided by (ii) twenty (20), with the product being rounded down to the nearest whole number. For the avoidance of doubt, each Member shall be entitled to appoint one Director to the Board for each full twenty percent (20%) of Percentage Interest such Member holds and each Member’s Percentage Interest must be at least twenty percent (20%) for such Member to be entitled to appoint a Director. The initial Board is set forth on Exhibit 7.1(b).

(c) In the event a Member’s Percentage Interest is less than twenty percent (20%) but greater than or equal to ten percent (10%), such Member shall have the right to appoint one (1) non-voting observer to attend meeting of the Board (the “Board Observer”). The Board Observer shall be entitled to attend all meetings of the Board and to receive all information provided to the Directors; provided, that (i) the Board Observer shall not be entitled to vote on any matter submitted to the Board nor to offer any motions or resolutions to the Board, and (ii) the Company may withhold information or materials from the Board Observer or exclude the Board Observer from any meeting or portion thereof if access to such information or materials or attendance at such meeting would (A) adversely affect the attorney-client or work product privilege between the Company and its counsel, or

(B) result in a conflict of interest. In the event a Member’s Percentage Interest is less than ten percent (10%), such Member shall not have the right to appoint a Director or Board Observer.

(d) Other than as provided in Section 7.3, without limitation of any other rights or remedies that may be available to the Company or to any other Member with respect to a Defaulting Member, if and for so long as a Member is a Defaulting Member, any Directors appointed by such Member shall cease to have any voting, consent or approval rights on any matters voted on by the Board.

(e) Any Director may resign at any time upon written notice to the Board. If there shall be any vacancy in the office of a Director, whether due to a resignation, removal, death, incapacity or otherwise, then such vacancy may be filled only by the Member(s) which were entitled to appoint such Director to the Board prior to such Director’s vacancy pursuant to Section 7.1. Any Director may be removed during their term of office by, and only by, the Member entitled to appoint such Director to the Board.

(f) The Board shall meet as often as reasonably necessary to conduct the business of the Company or otherwise fulfill its objectives; provided, however, that the Board shall meet at least once each Fiscal Quarter. The Directors may participate in the meetings of the Directors by means of such telephonic, electronic or other communication facilities as shall permit all Directors participating in such meeting to hear and communicate with each other simultaneously and a Director participating in such meeting by such means is deemed to be present at such meeting. In the event that any Director is unable to attend any meeting of the Board, such Director may appoint another individual (including another Director) to act in such Director’s place and exercise such non-attending Director’s voting rights at such meeting (an “Alternate Director”); provided, that such Alternate Director shall agree to be bound by all confidentiality obligations to which any Director is subject.

(g) With respect to any action or decision requiring the approval of the Board, the presence at a meeting of one or more Directors entitled to vote on such action at such time that, individually or collectively, hold sufficient voting power to take such action or make such decision, including at least one Director appointed by each Member with the right to appoint a Director at that time, constitutes a quorum for the transaction of business; provided, that for as long as any Member is a Defaulting Member, the Director(s) appointed by such Defaulting Member shall not be required in order to achieve a quorum. The Directors appointed by a Member or its Affiliates that are Members shall collectively have the aggregate voting power equal to the relative Percentage Interest held by such Member and its Affiliates that are Members. When a quorum is present, unless otherwise provided in this Agreement, the affirmative vote of the Directors representing a majority of the outstanding Membership Interests present or represented by proxy shall be the act of the Board. If a quorum is not met at a given meeting, then those Directors present at such meeting, though less than a quorum, shall adjourn the meeting and call a reconvened meeting by providing at least two (2) Business Days’ prior written notice of such reconvened meeting to all of the Directors not present at the adjourned meeting. The agenda of any reconvened meeting shall not differ from the agenda of the adjourned meeting to which such reconvened meeting relates. If a quorum is not met at such reconvened meeting due to the continued absence of at least one Director designated by each designating Member, then directors representing voting power sufficient to satisfy the voting requirements for the action proposed to be taken at such meeting shall constitute a quorum for the transaction of business at such meeting notwithstanding such absence. At each meeting of the Board, if fewer than all of the Directors appointed by a designating Member pursuant to Section 7.1(b) are in attendance or represented by proxy at such meeting (including by reason of a vacancy in the directors that such designating Member has the right to designate pursuant to Section 7.1(b)), the Director(s) appointed by such designating Member present or represented by proxy at such meeting shall collectively have the voting power on all matters to be voted on by the Board equal to the Percentage Interest of such designating Member and its Affiliates that are Members, with each

Director having voting power equal to (A) the aggregate Percentage Interest of such designating Member and its Affiliates that are Members divided by (B) the total number of Directors designated by such designating Member and its Affiliates that are Members and present or represented by proxy at such meeting.

(h) Any action required or permitted to be taken at any meeting of the Board may be taken without a meeting if the number of Directors required for such action consent thereto in writing; provided, that notice of the content of such action shall be provided to all Directors at least forty-eight (48) hours prior to such action taking effect; provided, further, that such action may take effect sooner if the action is unanimously approved by the Board. Written consent by the Board pursuant to this Section 7.1(h) shall have the same force and effect as a vote of the Board taken at a duly held meeting of the Board and may be stated as such in any document.

(i) Any Director shall be entitled to convene a meeting of the Board upon forty-eight (48) hours’ prior written notice (or less notice if all of the Directors waive such notice in writing); provided, that a Director who is appointed by a Member who is a Defaulting Member, and for as long as such Member is deemed a Defaulting Member, shall not be entitled to convene a meeting. By attending a meeting, a Director (i) waives objection to lack of notice or defective notice of such meeting unless the Director, at the beginning of the meeting, objects to the holding of the meeting or the transacting of business at the meeting, and (ii) waives objection to consideration at such meeting of a particular matter not within the purpose or purposes described in the meeting notice unless the Director objects to considering the matter when it is presented. Each Director shall serve without compensation in his, her or their capacity as such. Each Director shall be entitled to reimbursement from the Company for such Director’s reasonable and necessary out-of-pocket expenses incurred in the performance of his, her or their duties as a Director, pursuant to such policies as may from time to time be established by the Board.

(j) The Board may, by vote or resolution of the Board, delegate any or all of its powers to any other committee thereof; provided, that a Director appointed by each Member with the right to appoint a Director at that time is a member of any such committee; provided, further, that any action proposed to be taken by a committee that would otherwise require approval of the Board hereunder shall require the approval of Directors appointed to such committee representing voting power sufficient to satisfy the voting requirements for the action proposed to be taken if such action were to be approved by the Board.

7.2 Executive Team; Officers.

(a) The Board shall delegate a number of individuals determined by the Board to serve as the Company’s Executive Team. The Executive Team shall be responsible for managing the day-to-day operations of the Company. The Board shall also have the authority to appoint other Officers of the Company which Officers with each such Officer having the responsibilities, duties, powers, authority and obligations delegated to him or her by the Board. In addition to the other rights set forth herein and subject to the provisions of Section 7.3, the Board shall have authority to determine (i) the hiring, termination, employment, and compensation of, the members of the Executive Team and of any Officer and (ii) the general policies of the Company.

(b) The Board may delegate to any member of the Executive Team or to any other Officer any responsibilities and authority of a manager within the meaning of Section 18-101(10) of the Act but may not delegate to any member of the Executive Team any decision or authority to approve any action that requires Member or Board approval under the Act or under Section 7.3.

(c) Subject to Section 7.2(a), the Executive Team may appoint other individuals to act on behalf of the Company with such titles and authority as determined from time to time by the Executive Team. Each of such individuals shall hold office until his or her death, resignation or removal by the Executive Team. Any employment arrangements entered into between the Company and such individuals providing for compensation shall not be in excess of the amount specified for the applicable position in the Business Plan and Budget.

7.3 Major Decisions Requiring Requisite Member Approval.

(a) Notwithstanding anything in this Agreement to the contrary, none of the Company or any of its Subsidiaries may take any action set forth on Exhibit 7.3(a) without prior unanimous approval of the Members; provided, however, that, other than with respect to items (i), (vii), (viii), (xi) or (xiii) of Exhibit 7.3(a), in the event that and for as long as a Member is a Defaulting Member, such unanimous approval shall not require the approval or consent of such Defaulting Member; provided, further, that with respect to item (xiii) of Exhibit 7.3(a), such Defaulting Member’s approval or consent shall be required solely for purposes of Section 10.7.

(b) Notwithstanding anything in this Agreement to the contrary, none of the Company or any of its Subsidiaries may take any action set forth on Exhibit 7.3(b) (collectively, with the actions or inactions set forth on Exhibit 7.3(a), the “Major Decisions”) without the prior approval of Members representing Percentage Interests greater than eighty percent (80%); provided, however, that in the event that and for as long as a Member is a Defaulting Member, such eighty percent (80%) threshold will be calculated without taking into account any of the Percentage Interest of such Defaulting Member.

7.4 Duties.

(a) No Director or Member (in their capacity as such) shall have any fiduciary or other duty to the Company or any other Member, whether or not such duty arises or exists at law or in equity, and each Member hereby expressly waives any such duties to the maximum extent permitted by law. This Section 7.4 shall not in any way serve to eliminate, exclude, waive or limit any fiduciary duties or similar liabilities to the Company or any Member that are owed by any employee or Officer of the Company (in their capacity as such). Each Officer (in such Person’s capacity as an Officer) shall have such fiduciary duties that an officer of the Company would have if the Company were a corporation organized under the laws of the State of Delaware.

(b) To the maximum extent permitted by applicable law, whenever a Member, in its capacity as a Member, or a Director, in his or her capacity as a Director, is permitted or required to make a decision or take an action or omit to take an action (including wherever in this Agreement that any Member or Director, as applicable, is permitted or required to make, grant or take a determination, a decision, consent, vote, judgment or action at its “discretion,” “sole discretion” or under a grant of similar authority or latitude), such Member or Director, as applicable, shall be entitled to consider only such interests and factors, including its, his or her own, as it, he or she desires, and shall have no duty or obligation to give any consideration to any other interest or factors whatsoever.

7.5 Independent Appraisal. Any determination of Fair Market Value required to be made pursuant to the terms and conditions of this Agreement shall be made in good faith by the Board and shall be subject to the unanimous agreement of Members. If any of the Members reasonably object to any Fair Market Value determination made by the Board, then any Member may refer such Fair Market Value in dispute for determination by one of the “big four” accounting firms as agreed in writing by the Members. Should the initially designated Independent Appraiser fail or refuse to agree to serve as Independent Appraiser, the Members shall agree in writing on another of the “big four” accounting firms to serve as the replacement Independent Appraiser that is willing to serve in such capacity (the initially selected accounting firm or such replacement, the “Independent Appraiser”). Each Member shall submit in writing its proposed Fair Market Value to the Independent Appraiser and the other Members within ten (10) days of the date such Fair Market Value is submitted to the Independent Appraiser for resolution, and only one Member submits in writing its proposed Fair Market Value within such period, such Member’s proposed Fair Market Value shall be deemed approved by the Board and the Independent Appraiser’s involvement in such dispute shall promptly be discontinued. The Independent Appraiser shall determine the Fair Market Value as promptly as reasonably practicable after all Members have submitted their proposed Fair Market Value to the Independent Appraiser, but in any event within thirty (30) days after all the Members have submitted in writing their proposed Fair Market Value to the Independent Appraiser. Each Member (i) shall furnish to the Independent Appraiser such workpapers and other documents and information relating to such Member’s calculation of its proposed Fair Market Value as the Independent Appraiser may request and are reasonably available to such Member and (ii) shall be afforded the opportunity to present to the Independent Appraiser any material relating to the determination of such Fair Market Value and to discuss such determination with the Independent Appraiser. The Independent Appraiser shall make a determination by selecting the Fair Market Value proposed by one of the Members that as a whole is the most consistent with this Agreement and the most fair and reasonable to the Members in light of the totality of the circumstances, and the determination by the Independent Appraiser of the Fair Market Value, as set forth in a written notice delivered to all Members by the Independent Appraiser, shall be made in accordance with this Agreement and shall be binding and conclusive on the Members. Each Member shall each bear its own legal fees and other costs in connection with any such objection; provided that all the Members shall bear their Percentage Interest share of the costs and expenses of the Independent Appraiser.

8.	PROGRAMS AND BUDGETS; BOOKS, RECORDS, ACCOUNTING AND REPORTING.

8.1 Initial Business Plan and Budget. An initial Business Plan for the period beginning on the Effective Date and ending on December 31, 2027 (the “Initial Business Plan”) is attached hereto as Exhibit 8.1, which has been approved and adopted by the Board. No later than March 31, 2023, the Board shall approve and adopt an initial budget for the period beginning on the Effective Date and ending on December 31, 2023 (the “Initial Budget”). The Initial Business Plan and the Initial Budget shall each be updated from time to time in accordance with this Agreement (each subsequent business plan, as updated, the “Business Plan” and each subsequent budget, as updated, the “Budget”).

8.2 Operations Under the Budget. The operations of the Company Group shall be conducted, and costs and expenses shall be incurred, in accordance with the then-current Budget. Neither the Company nor any of its Subsidiaries shall make or incur expenditures other than in accordance with the terms of the then-applicable Budget; provided, however, that the Company or its Subsidiaries shall be permitted to make expenditures in excess of the amounts set forth in the then-current Budget to the extent that such additional expenditures, in the aggregate, do not exceed the aggregate amount of the then-applicable Budget (without giving effect to any amendments or supplements to such Budget during such Fiscal Year) by more than 25% (such excess permitted expenditures, “Permitted Overruns”) and, further provided, that if during a Fiscal Year a Lease Supplement is executed by AssetCo LeaseCo for a Project that is not contemplated by the then-current Budget, then such Budget shall be deemed automatically amended and updated to include all payment obligations of the Company Group resulting from such Lease Supplement during such Fiscal Year and in each subsequent Fiscal Year.

8.3 Presentation and Approval of Proposed Business Plan and Budget. The Board shall adopt the Business Plan and Budget of the Company, and propose and adopt any amendments or modifications thereto, from time to time and in its discretion. Without limiting the generality of the foregoing, at least sixty (60) days prior to the end of each Fiscal Year, the Executive Team of the Company will prepare and submit, to the Board (i) a proposed Business Plan for the succeeding five (5) year period and (ii) a proposed Budget for the succeeding Fiscal Year (unless approval of the Members is required pursuant to Section 7.3, in which case such proposed Budget shall also be submitted to the Members for approval in accordance with Section 7.3).

8.4 Books and Records. The Company and each of its Subsidiaries shall maintain at its respective principal office or such other office as the Board (as applicable) shall determine all of the following:

(a) a current list of the full name and last known business or residential address of each Member and Director;

(b) information regarding the amount of cash and a description and statement of the agreed value of any other property or services contributed by each Member and which each Member has agreed to contribute in the future, and the date on which each Member became a Member of the Company;

(c) copies of the Certificate and this Agreement, including any amendments thereto, together with executed copies of any powers of attorney pursuant to which the Certificate, this Agreement, or any amendments to any of the foregoing documents have been executed;

(d) copies of the Company’s federal, state and local income tax or information returns and reports;

(e) the Company’s books and records, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Affiliates for matters relating to the Project, and

(f) internal accounting controls sufficient to provide reasonable assurances that all transactions and access to assets of the Company and its Affiliates are executed only in accordance with management’s general or specific authorization.

Without limiting any applicable law, each Member and Director shall have the right to examine all of the information described in Sections 8.4(a) through 8.4(f).

8.5 Filings. The Board, at the Company’s expense, shall cause to be prepared and timely filed, with appropriate federal and state regulatory and administrative authorities, all reports required to be filed by the Company and each Subsidiary with those entities under then current applicable laws, rules and regulations.

8.6 Reporting. The Company shall maintain complete, fair and accurate books and records, satisfactory to the Board and the Members, in accordance with GAAP, and compliant with Mercedes-Benz’s accounting standards as shall be set forth on Exhibit 8.6 hereto, as well as in accordance with all other applicable laws and regulations. Subject to Section 12.1, the Board will cause the Executive Team to deliver each of the following to the Members:

(a) Within 90 days after the end of each Fiscal Year, an audited consolidated balance sheet as of the end of such fiscal year and the related consolidated income statement, statement of Members’ equity and statement of cash flows for such fiscal year prepared in accordance with GAAP (the “Financial Statements”) as of the end of such Fiscal Year, and a signed audit letter from the Company’s independent auditors, and a comparison of such statements to the Budget for such period;

(b) Within six (6) Business Days after the end of each Fiscal Year, unaudited Financial Statements (without footnotes) as of the end of such Fiscal Year;

(c) Within four (4) Business Days after the end of each Fiscal Quarter, an unaudited consolidated balance sheet as of the end of such Fiscal Quarter and unaudited related income statement, statement of cash flows and statement of equity for such Fiscal Quarter (without footnotes) prepared in accordance with GAAP, and a comparison of such statements to the Budget for such period; provided, however, that for Fiscal Quarter’s ended March 31, 2023, June 30, 2023 and September 30, 2023, such deliverables outlined in this subsection (c) shall be delivered within ten (10) Business Days after the end of each month;

(d) Within four (4) Business Days after the end of months January through October, (i) an unaudited consolidated balance sheet and unaudited related statement of income, statement of cash flow and statement of equity for such month prepared on a consistent internal basis (without footnotes) and other disclosures that would be required for a presentation in accordance with GAAP, and a comparison of such statements to the Budget for such period, and (ii) a monthly management report (a “Management Report”) discussing the financial condition and operations of the Company for the most recent period ended for which information is available, such information to be no older than 30 days; provided, however, that for months January through October of the Fiscal Year ending December 31, 2023, such deliverables outlined in clauses (i) and (ii) of this subsection (d) shall be delivered within ten (10) Business Days after the end of each month;

(e) Within six (6) Business Days after the end of months November and December, (i) an unaudited consolidated balance sheet and unaudited related statement of income, statement of cash flow and statement of equity for such month prepared on a consistent internal basis (without footnotes) and other disclosures that would be required for a presentation in accordance with GAAP, and a comparison of such statements to the Budget for such period, and (ii) a Management Report discussing the financial condition and operations of the Company for the most recent period ended for which information is available, such information to be no older than thirty (30) days;

(f) Promptly after the Company becomes aware of the occurrence of (i) any event that has had or could have a material adverse effect on the Company’s business, operating results or financial condition, and (ii) any material breach or default under a material agreement, notice of such event, breach or default together with a summary describing the nature of the event, breach or default and its impact on the Company;

(g) Promptly after the Company becomes aware of the occurrence of (A) any incident or emergency that could cause, or has caused: injury; loss of life; damage to property; or pollution or damage to the environment, each report or notice relating to such incident or emergency and (B) any litigation, investigation, proceeding and/or governmental or regulatory action with respect to the Company Group or assets, notice of such event; and

(h) Concurrently with the deliver thereto, any reports or documents delivered by the Company to its creditors;

provided¸ that, with respect to clauses (a)–(e) immediately above, the Company shall concurrently with the delivery of such financial statements also deliver to the Members such financial statements reconciled in accordance with IFRS.

8.7 Additional Information. From time to time and subject to Section 12.1, a Member may make reasonable requests for information in the possession or control of the Company. To the extent possible, such requesting Member will manage such requests with the information received on a quarterly and annual basis. If, however, further information is required from the Company, the Member will provide a written request, in the form of e-mail if desired, of the information required and the Board will cause the Executive Team to provide the information requested in a timely manner.

8.8 Inspection and Audit Rights. Subject to Section 12.1, each member of the Company Group shall, provide to the representatives, accountants, advisors and other agents of each Member, (a) access to the Company Group’s properties, offices and facilities, (b) the right to inspect and copy the corporate, financial and similar records, reports and documents of the Company Group, including all books and records, minutes of proceedings, internal management documents, reports of operations, reports of adverse developments and copies of any management letters and communications with Members and (c) access to the Executive Team, other senior employees and accountants of the Company Group for the purpose of discussing affairs, financing and accounts of the Company Group, in each case, at such reasonable times during the Company Group’s usual business hours and as often as any such Person may reasonably request. Each Member, upon advance written notice of not less than thirty (30) days to the Company and all other Members, shall have the right to audit the Company’s and its Subsidiaries’ accounts and records relating to the books and records for a Fiscal Year within 18 months following the end of such Fiscal Year. Where more than one Member wishes to conduct such an audit, the requesting Members shall use their commercially reasonable efforts to conduct a joint audit in a manner which will result in minimum inconvenience to the Company and its Subsidiaries. The Company shall bear no portion of such Member’s or Members’ audit cost incurred under this Section 8.8. No Member shall have the right to conduct an audit of any Fiscal Year more than once. Each Member shall bear its own and its representatives’ expenses and all reasonable expenses incurred by the Company or any of its Subsidiaries in connection with such Member’s exercise of rights provided under this Section 8.8 and such Member shall use commercially reasonable efforts to prevent any such audit or inspections from unreasonably interfering with the business and operations of the Company Group.

9.	MISCELLANEOUS TAX MATTERS.

9.1 Partnership Representative. The Board may appoint and replace a “partnership representative” (as such term is defined in Code Section 6223(a)) (the “Partnership Representative”). The initial Partnership Representative of the Company shall be MN8. The Partnership Representative shall have the power to appoint a “designated individual” within the meaning of Section. § 301.6223-1(b)(3) of the Regulations and to replace such individual from time to time. The Partnership Representative shall perform its duties under the direction and guidance of the Board and shall be authorized and required to represent the Company (at the Company’s expense), subject to the restrictions set forth in this Section 9.1, in connection with all examinations of the Company’s affairs by tax authorities, including any resulting administrative and judicial proceedings, and to expend Company funds for professional services reasonably incurred in connection therewith. Each Member and former Member that held any Membership Interests during the reviewed Fiscal Year (an “Interested Member”) agrees to cooperate with the Company and to do or refrain from doing any or all things reasonably requested by the Company with respect to the conduct of such proceedings. The Partnership Representative shall notify the Interested Members in writing within ten (10) Business Days of the initiation of, or receipt of notice regarding, any examination, audit or other tax proceeding relating to the Company, and will keep the Interested Members reasonably informed of the progress of any such examinations, audits or other proceedings, shall provide the Interested Members with information on a full and timely basis, and shall not settle any examination or controversy concerning the Company’s affairs by tax authorities without the written consent of the Board, which consent shall not be unreasonably withheld or delayed. Subject to the consent of the Board, the Partnership Representative shall determine whether any partnership adjustment to each Interested Member shall be made through the application of the procedures established pursuant to Code Section 6225(c) or through an election and the furnishing of statements pursuant to Code Section 6226. Each Member further agrees to cooperate in taking such actions as may be required to cause any election made by the Company to be effective and to provide the Partnership Representative with documentation necessary in connection with its compliance with the provisions of this Section 9.

9.2 Reimbursement of Partnership Representative. No Member shall have any claim against the Partnership Representative or designated individual for any actions taken (or any failures to take action) by such Person in good faith. The Company shall reimburse the Partnership Representative and designated individual for all reasonable and documented expenses (including legal and accounting fees) incurred by such Person in the performance of their duties and responsibilities as the Partnership Representative or designated individual, as applicable.

9.3 Partnership Audit Provisions; Financial Burden of Tax Adjustments. In any tax year for which the Company is eligible to elect out of the Partnership Audit Provisions of Code Sections 6221-6241 of the Code, the Partnership Representative shall cause the Company to make such election out. For any tax year to which the Partnership Audit Provisions apply, the Partnership Representative shall use its commercially reasonable efforts to apply the rules and elections under the Partnership Audit Provisions in a manner that minimizes the likelihood that any Member would bear any material tax as a result of any audit or proceeding that is attributable to another Member (other than a predecessor in interest). To that end, the Partnership Representative is authorized, without limitation of the Partnership Representative’s authority hereunder, to (i) take any action required to cause the financial burden of any Imputed Underpayment (as determined under Code Section 6225) and associated interest, adjustments to tax and penalties arising from a Partnership-level adjustment that are imposed on the Company to be borne by the Members and former Members to whom such Imputed Underpayment relates as determined by the Partnership Representative after consulting with the Company’s accountants or other advisers, taking into account any differences in the amount of taxes attributable to each Member because of such Member’s status, nationality or other characteristics; or (ii) make the election described in Code Section 6226, to take any and all actions needed in order to effect such election, and to take such other actions and make such other elections as are reasonably necessary or appropriate in order that the allocation among the Members (including persons who are former Members) of responsibility for taxes (including interest and penalties, if any, with respect to such taxes) imposed with respect to the income of the Company and the cost of contesting the Partnership adjustments is, to the greatest extent reasonably feasible, consistent with what it would have been if the Company had been eligible to elect, and had elected, out of the Partnership Audit Provisions. If the Partnership Representative makes an election under Code Section 6226 with respect to any audit adjustment of any Company-related item (or adjustment of the allocation of any such items among the Members), each Member shall comply with the requirements set forth in Code Section 6226 (and any applicable guidance issued by the Internal Revenue Service or the U.S. Treasury Department) with respect to such election. Without limiting the generality of the foregoing, the financial burden of any Imputed Underpayment and associated interest, adjustments to tax, and penalties arising from a partnership adjustment that are imposed on the Company, and the cost of contesting any such partnership adjustment, shall be borne by the Members and former Members based on their Membership Interests during the reviewed Fiscal Year. To the extent feasible, the preceding sentence shall be implemented through adjustments to Distributions in accordance with this Agreement, but Members and former Members shall be obligated to indemnify and hold harmless the Company to the extent that the preceding sentence cannot be so implemented.

9.4 Consistency and Cooperation. Each Member agrees that such Member shall not treat any Company item reported on such Member’s federal, state, foreign, or other income tax return inconsistently with the treatment of such item on the Company’s tax returns, unless required to do so by a final determination as defined in Code Section 1313 (or any similar determination under state or local law). In the event the Partnership Representative causes the Company to elect the modified procedures under Code Section 6226, each Member that is a reviewed year partner will cooperate in taking such actions as may be required to cause such election to be effective, will pay any additional taxes interest and penalties required to be paid by such Member pursuant thereto, and will file all tax returns consistently therewith.

9.5 Tax Returns. The Company shall prepare and timely file or cause to be prepared and timely filed all federal, state and local income and other tax and information returns that the Company is required to file. At least forty-five (45) days prior to the due date of filing an Internal Revenue Service Form 1065, the Company shall provide such Internal Revenue Service Form 1065 to each Member for each Member’s review and comment, and each Member shall provide comments, if any, to the Company within fifteen (15) days of receipt of such Internal Revenue Service Form 1065. As soon as applicable after the end of each Fiscal Year, but in any event within forty-five (45) days after the end of each Fiscal Year, the Company shall deliver to each Member an estimate of its share of the Company’s taxable income for such Fiscal Year. As soon as applicable after the end of each Fiscal Year, but in any event within one hundred eighty (180) days after the end of each Fiscal Year, the Company shall send or deliver to each Person who was a Member at any time during such Fiscal Year an Internal Revenue Service Schedule K-1 together with such additional information as shall be reasonably necessary for the preparation by such Person of such Person’s federal income tax return and state income and other tax returns.

9.6 Tax Elections. On the appropriate forms or tax returns the Company shall:

(a) adopt the calendar year as the Company’s Fiscal Year, if permitted under the Code;

(b) adopt the accrual method of accounting for U.S. federal income tax purposes;

(c) elect to amortize the organizational expenses of the Company as permitted by Code Section 709(b); and

(d) make any other election the Board may deem appropriate, including the election described in Code Section 6418 with respect to any tax credits generated by any Project.

9.7 Survival. The provisions of this Section 9 shall survive (a) the termination of the Company, this Agreement, and the termination of any Member’s Membership Interests in the Company, and (b) the Transfer of all or part of a Member’s Membership Interests in the Company. For the avoidance of doubt, each Member agrees that as a condition to any Transfer of any Membership Interest(s) as permitted under this Agreement, the transferor Member shall, and shall cause the transferee of such Membership Interest(s) to, agree to be bound by all of the provisions of this Section 9.

9.8 Tax Credit Transfers. With respect to any tax credits generated by a Project, subject to approval by the Board, the Company may elect to transfer all or any portion of such tax credits pursuant to Code Section 6418 to a “transferee taxpayer” (as defined in Code Section 6418).

10.	SALE, ASSIGNMENT, TRANSFER OR OTHER DISPOSITION.

10.1 Restrictions on Transfers.

(a) No Member or its Affiliates shall Transfer (or permit the Transfer of) any Membership Interests except as set forth in or permitted by this Agreement. Any Transfer of any Membership Interests by any Member or its Affiliates shall be subject to the terms, conditions and restrictions set forth in this Section 10.1 and any purported Transfer not in compliance with this Section 10 shall be null and void ab initio. In the event of a Transfer by a Member or its Affiliate, the Company shall reasonably cooperate and take such additional action as the Transferring Member(s) may reasonably request to assist in and effectuate such Transfer.

(b) Except as set forth in Section 10.6, a direct Transfer of Membership Interests by a Member shall be with respect to all, and not solely a portion of, such Member’s Membership Interests unless otherwise approved by the prior written consent of all other Members.

(c) Each Member agrees that it and its Affiliates will not Transfer (or permit the Transfer of) its Membership Interests (i) except as permitted under the Securities Act and other applicable federal or state securities or blue sky laws, and then, only upon delivery to the Company of an opinion of counsel, as may reasonably be requested by the Company, to the effect that such Transfer may be effected without registration under the Securities Act; (ii) if such Transfer would be reasonably likely to cause the Company to (A) become a “publicly traded partnership” (as such term is defined in Code Section 7704(b) and the Regulations promulgated thereunder) that is treated as a corporation for U.S. federal income tax purposes or (B) otherwise become taxable as a corporation under the Code; (iii) if such Transfer would affect the Company’s existence or qualification as a limited liability company under the Act; (iv) if such Transfer would cause the Company to be required to register as an investment company under the Investment Company Act of 1940; or (v) if such Transfer would cause the assets of the Company to be deemed “Plan Assets” as defined under the Employee Retirement Income Security Act of 1974 or its accompanying regulations or result in any “prohibited transaction” thereunder involving the Company.

(d) A Member making a Transfer permitted by this Agreement shall, unless otherwise determined by the Board, (i) at least five (5) Business Days before such Transfer, deliver to the Company an affidavit of non-foreign status with respect to such Member that satisfies the requirements of Code Section 1446(f)(2) or other documentation establishing a valid exemption from withholding pursuant to Code Section 1446(f) or (ii) contemporaneously with the Transfer, cause the Transferee to properly withhold and remit to the Internal Revenue Service the amount of tax required to be withheld upon the Transfer by Code Section 1446(f) (and provide evidence to the Company of such withholding and remittance promptly thereafter).

10.2 Prohibited Transferees. No Member or its Affiliates shall Transfer (or permit the Transfer of) any Membership Interests to a Prohibited Transferee without the prior approval of each other Member.

10.3 Lock-Up Period. During the period beginning on the Effective Date and ending on the date that is the fifth (5th) anniversary of the Effective Date (the “Lock-Up Period”) and except as specifically provided in this Section 10, no Member or its Affiliates shall Transfer (or permit the Transfer of) Membership Interests to any Person without the prior written consent of each other Member.

10.4 Transfers to Permitted Transferees. Notwithstanding the provisions of Section 10.3 above, any Member who is not a Defaulting Member may, at any time, including during the Lock-Up Period, without any other Member’s consent, Transfer its Membership Interests to a Permitted Transferee following notice to the other Members; provided, that, (i) in the case of a direct Transfer by a Member to a Permitted Transferee, the Permitted Transferee accedes to be bound by the terms and conditions of this Agreement as a “Member” and all of the transferring Member’s obligations hereunder and such Permitted Transferee executes any instruments reasonably necessary to provide proof of such accession; (ii) in the event that the Permitted Transferee ever ceases to be an Affiliate of the transferring Member, the transferred Membership Interests will be immediately and automatically transferred, by way of an unconditional reconveyance, back to the transferring Member; (iii) the Permitted Transferee is not a Prohibited Transferee; and (iv) such Permitted Transferee is not a Tax Exempt Person or a Related Person.

10.5 Right of First Refusal.

(a) If, at any time following the Lock-Up Period, any Member or any of its Affiliates receives a bona fide written offer from an Independent Third Party that it desires to accept with respect to the Transfer of its Membership Interests, in each case other than by way of a Permitted Transfer (such Transferring Member, the “Exiting Member”) to such Independent Third Party, the Exiting Member shall provide the non-exiting Members that are not Defaulting Members at such time (each, a “Non-Exiting Member”) and the Company with a written notice (a “ROFR Notice”) stating such Person’s intention to consummate such Transfer and specifying: (i) the name of the Independent Third Party; (ii) the purchase price for all of the Membership Interests of the Exiting Member and the other material terms and conditions of the Transfer (including, if MB is the Exiting Member, whether such Transfer shall be subject to the assignment of MB Location Assets pursuant to Section 10.7), including a description of any non-cash consideration in sufficient detail to permit the valuation thereof; and (iii) the proposed timeline for the consummation of such Transfer. The ROFR Notice shall be irrevocable for a period of thirty (30) days commencing on the date such ROFR Notice is delivered pursuant to this Section 10.5(a), which shall be tolled in the event an appraisal process is undertaken pursuant to this Section 10.5(a) (the “ROFR Notice Period”). If the Transfer of any Membership Interests that is subject to this Section 10.5(a) would be effectuated in a transaction in which such Membership Interests are not the sole asset being Transferred (or deemed to be transferred), the Exiting Member shall identify in writing to the Non-Exiting Members that portion of the consideration that is attributable to the Membership Interests included in such Transfer. The Non-Exiting Members may, at their election, require that the Company engage an independent third-party appraiser mutually acceptable to the Exiting Member and the Non-Exiting Members (which may be a nationally recognized investment bank) to determine (at the cost of the Company), as applicable, (x) the portion of the consideration to be paid by the Independent Third Party seeking to acquire such Membership Interests that is fairly attributable to such Membership Interests or (y) the Fair Market Value of any non-cash consideration offered by the Independent Third Party seeking to acquire such Membership Interests. The appraiser shall complete the valuation using a valuation methodology mutually acceptable to the Exiting Member and the Non-Exiting Members within thirty (30) days after its engagement, and the appraiser’s determination of such portion of such consideration that is fairly attributable to such Membership Interests or such Fair Market Value of any such non-cash consideration, shall be binding solely for purposes of determining the purchase price for the Membership Interests to be set forth in the ROFR Notice.

(b) During the ROFR Notice Period, each Non-Exiting Member shall have the right, but not the obligation, to purchase for cash all, but not less than all, of the Membership Interests of the Exiting Member (the “Offered Interests”) at the same price set forth in the ROFR Notice by delivering written notice thereof to the Exiting Member and the Company (the “ROFR Acceptance Notice”). If more than one Member delivers a ROFR Acceptance Notice, each such Non-Exiting Member shall be allocated a portion of the Offered Interests on a pro rata basis based on each electing Non-Exiting Member’s relative Percentage Interest, unless otherwise agreed by such Non-Exiting Members.

(c) If any Non-Exiting Member timely elects to purchase the Offered Interests then the Exiting Member and the electing Non-Exiting Member(s) shall exclusively negotiate with each other and enter into a definitive agreement for the purchase of the Offered Interests by such electing Non-Exiting Member(s) at the price included in the ROFR Notice and on the terms described below and use commercially reasonable efforts to consummate the purchase of the Offered Interests (any such purchase, a “ROFR Sale”) as promptly as practicable thereafter (and in any event within ninety (90) days following the date on which the parties enter into such definitive agreement, subject to a ninety 90-day extension for any regulatory or governmental approval or waiting period (the “Consummation Period”)). Notwithstanding anything herein to the contrary, the Exiting Member shall only be required to make the following representations and warranties in the definitive agreement for the ROFR Sale: (A) such Exiting Member’s full and valid title to and ownership of the Offered Interests, free and clear of all liens, claims and encumbrances (excluding those arising under applicable securities laws and this Agreement); (B) such Exiting Member’s authority, power and right to enter into and consummate the ROFR Sale; (C) the absence of, or compliance with, any governmental or third-party consents, approvals, filings or notifications required to be obtained or made by such Exiting Member in connection with the ROFR Sale; (D) a standard “absence of conflicts” representation with respect to the organizational documents and material contracts of such Exiting Member; and (E) a standard “no brokers’ fees” representation. Additionally, in no event shall the Exiting Member be responsible for any liabilities or indemnities in connection with any ROFR Sale in excess of the proceeds received by such Exiting Member in the ROFR Sale, except with respect to fraud by such Exiting Member. On or before the closing of such ROFR Sale, the Exiting Member and the electing Non-Exiting Members shall execute and deliver to each other and the Company any and all other documents reasonably required by the Exiting Member, the electing Non-Exiting Members or the Company to evidence the Transfer of the Offered Interests. At the closing of any ROFR Sale, the applicable Non-Exiting Members shall pay the purchase price by wire transfer of immediately available funds.

(d) In the event that no Non-Exiting Member timely delivers a ROFR Acceptance Notice, the Exiting Member may, subject to all other terms of this Section 10, and within a one hundred twenty (120) day period following the expiration of (i) the ROFR Notice Period (if the Exiting Member has not received one or more ROFR Acceptance Notices) or (ii) the Consummation Period (if the Exiting Member has entered into definitive agreements with respect to a ROFR Sale, but the closing of the ROFR Sale does not occur prior to the end of the Consummation Period) (the “Third Party Transfer Period”), Transfer all (but not less than all) of the Offered Interests to the Independent Third Party named in the ROFR Notice for a price that is no less than the price set forth in the ROFR Notice; provided, however, that such Transfer shall be subject to the provisions of Section 10.6.

(e) On or before the closing of such Transfer, the Transferee and the Transferring Member shall execute and deliver to the Company any and all documents reasonably required to evidence (i) the Transfer of the Offered Interests and (ii) that the Transferee accedes to be bound by the terms and conditions of this Agreement as a Member and all of the transferring Member’s obligations hereunder. Any Offered Interests not Transferred within the Third Party Transfer Period will again become subject to the provisions of this Section 10.5 upon any subsequent proposed Transfer.

10.6 Tag-Along.

(a) Promptly following compliance with the terms of Section 10.5, the Exiting Member shall provide each Non-Exiting Member that is not a Defaulting Member (each, a “Tag-Along Member”) with written notice (a “Tag-Along Notice”) of such Tag-Along Member’s right to participate in the contemplated Transfer on the same terms and conditions as the Exiting Member as set forth in the ROFR Notice applicable to such Transfer. Each Tag-Along Member may (following receipt of the Tag-Along Notice) exercise such right by delivering written notice of the same to the Exiting Member (a “Tag-Along Acceptance Notice”) within fifteen (15) Business Days following receipt of the Tag-Along Notice (the “Tag-Along Exercise Period”). If no Tag-Along Acceptance Notice is received by the Exiting Member within the Tag-Along Exercise Period, the Exiting Member may, within the applicable Third Party Transfer Period, Transfer its Membership Interests to such Independent Third Party identified in the ROFR Notice applicable to such Transfer, and upon the same terms and conditions set forth in, the such ROFR Notice.

(b) If a Tag-Along Member timely delivers a Tag-Along Acceptance Notice within the Tag-Along Exercise Period to the Exiting Member, such Tag-Along Member shall be entitled to sell all (but not less than all) of its Membership Interests in the contemplated Transfer, on the same terms and conditions (including the purchase price) set forth in the Tag-Along Notice.

(c) The Exiting Member shall not Transfer any of its Membership Interests to the Independent Third Party unless (i) simultaneously with such Transfer, the Independent Third Party purchases from the Tag-Along Member the Membership Interests which such Tag-Along Member is entitled to sell to such proposed purchaser hereunder, or (ii) simultaneously with such Transfer, the Exiting Member purchases (on the same terms and conditions specified in the Tag-Along Notice) the Membership Interests from the Tag-Along Member which the Tag-Along Member would have been entitled to sell hereunder.

10.7 MB Locations Carveout. In the event that MB is either the Exiting Member or otherwise intends to Transfer all of its Membership Interests in connection with exercising its right pursuant to Section 10.6 hereof, then, concurrently with the delivery by MB of a ROFR Notice (if the Exiting Member) or a Tag-Along Acceptance Notice (if intending to Transfer all of its Membership Interests pursuant to Section 10.6) MB may also deliver written notice to the Company and the other Members (a “Carveout Notice”) electing to consummate a MB Location Asset Carveout (as defined below). Upon delivery by MB of a Carveout Notice, the Company shall, prior to the consummation of the applicable Transfer by MB, effect the sale, assignment and transfer, from the Company Group to MB, an Affiliate thereof or another Person or Persons designated by MB, of the Company Group’s assets, rights and related liabilities (including any rights to the applicable Sites (as such term is defined in the Master Lease)) required for the uninterrupted, continued operation of the MB Locations in accordance with the terms of this Section 10.7 (the “MB Location Assets” and such transaction, a “MB Location Asset Carveout”); provided, that to the extent it is not reasonably practicable to transfer or assign any portion of the assets or rights required for the operation of MB Locations, the parties shall agree to a customary transition services arrangement for a period of no less than ninety (90) days to allow for the uninterrupted operations of the MB Locations until such assets or rights can reasonably be expected to be procured by the MB transferee. The purchase price payable by MB as consideration for the MB Location Assets shall be cash in an amount equal to the Fair Market Value of the MB Location Assets. The MB Location Asset Carveout will be on arm’s length terms that could reasonably be expected to be agreed upon between two Independent Third Parties acting in their own self-interest.

10.8 Withdrawals and Withdrawing Members.

(a) Each of the Members does hereby covenant and agree that it will not withdraw, resign, retire or disassociate from the Company as a Member, except as a result of a Transfer of all of its Membership Interests permitted under the terms of this Agreement to a Transferee admitted as a member of the Company pursuant to the terms of Section 10, and that it will carry out its duties and responsibilities hereunder until the Company is terminated, liquidated and dissolved under Section 11. No Member shall be entitled to receive any Distribution or otherwise receive the Fair Market Value of its Membership Interests in compensation for any purported resignation or withdrawal as a Member not in accordance with the terms of this Agreement.

(b) Upon the winding up and termination of a Member (in the case of a Member that is a partnership or a limited liability company), dissolution and termination of a Member (in the case of a Member that is a corporation), or withdrawal in contravention of this Section 10.8 of a Member (the “Withdrawing Member”), the Withdrawing Member shall cease to be a Member of the Company and the other Members and the Board shall, subject to this Section 10.8(b), have the right to treat the successor(s)-in-interest as assignee(s) of the Membership Interest of the Withdrawing Member, with only such rights of an assignee of a limited liability company interest under the Act as are consistent with the other terms and provisions of this Agreement and with no other rights under this Agreement. Without limiting the generality of the foregoing, the successor(s)-in-interest of the Withdrawing Member shall only have the rights to Distributions provided in Section 5 and Section 11.3(b), unless otherwise waived by the other Members in their sole discretion.

11. DISSOLUTION AND TERMINATION.

11.1 Dissolution. The Company shall be dissolved upon the occurrence of any of the following events (a “Dissolution Event”):

(a) the unanimous decision of the Members in accordance with Section 7.3;

(b) if (i) lenders of any Permitted Debt (or their agent) have not exercised foreclosure or any other rights or remedies against the Membership Interests held by MN8 (or delivered notice to MN8 of their intent to do so, or reserved their right to do so in writing to MN8) and (ii) such lenders of any Permitted Debt have foreclosed on any of (A) all the equity interests of AssetCo LeaseCo, (B) substantially all of the assets of AssetCo LeaseCo, or (C) assets of AssetCo LeaseCo sufficient to satisfy the outstanding Permitted Debt secured by such assets (except where such foreclosure results from a breach of the Master Lease by DriveCo or breach of the MB Guarantee by MB Guarantor), by a decision of MB; or

(c) upon a decree dissolving the Company entered by a court of competent jurisdiction.

11.2 Effect of Dissolution. Upon the occurrence of a Dissolution Event, the Company shall cease to carry on its business, except insofar as may be necessary for the winding up of its business, but its separate existence shall continue until a certificate of cancellation has been filed with the Secretary of State of the State of Delaware.

11.3 Winding Up, Liquidation and Distribution of Assets.

(a) Upon dissolution, an accounting shall be made by the Company’s accountants of the accounts of the Company and of the Company’s assets, liabilities and operations from the date of the last previous accounting until the date of dissolution. The Board shall immediately proceed to wind up the affairs of the Company.

(b) If the Company is dissolved, the Board (or if there be none, a liquidating trustee selected by the Members) shall wind up the affairs and liquidate the assets of the Company, and the proceeds from the liquidation of assets of the Company shall be applied and distributed in the following order of priority:

(i) to the creditors of the Company to the extent required by law (including Members who are creditors to the extent permitted by law, but other than creditors whose obligations will be assumed or otherwise transferred on the sale or distribution of assets of the Company) and to the payment of liquidation expenses; when there is a contingent debt, obligation or liability of the Company, a reserve (in such amount as the Board or, if no Board, the liquidating trustee, in its sole discretion, shall determine) shall be set up to meet such contingency, and if and when such contingency shall cease to exist, the moneys, if any, then contained in the reserve shall be distributed as provided in this Section 11.3;

(ii) then to the payment of any funds advanced to the Company by any Member or Members and any bona fide loans made by any Member or Members to the Company, if and to the extent not paid under clause (i) above; and

(iii) then, to the Members in accordance with Section 5.1(d).

(c) The Board shall comply with any applicable requirements of applicable law pertaining to the winding up of the affairs of the Company and the final distribution of its assets.

(d) The Board may in its discretion, distribute assets of the Company in cash or in property, in complete or partial liquidation of the Company. In the event the Distribution consists of securities of an issuer, each Member hereby agrees to make, to the extent it is able, such investment representations as may be appropriate under applicable securities laws. The Board shall cause the Company to distribute such assets in accordance with this Section 11.3 as if such Fair Market Value had been received in cash, subject to the priorities set forth in this Section 11.3; provided, that the Board shall in good faith attempt to liquidate sufficient Company assets to satisfy in cash (or make reasonable provision for) the expenses, liabilities and other obligations referred to in this Section 11.3.

(e) In connection with the winding up of the affairs of the Company and the liquidation of the assets of the Company, at the election of MB, the Board shall, to the greatest extent permitted by law, structure a distribution of assets in a manner that would allocate any MB Location Assets to MB, an Affiliate thereof or to another Person or Persons designated by MB so long as each other Member receives in such liquidation at least the economic equivalent of what it otherwise would have received in the absence of such allocation.

11.4 Certificate of Cancellation. When all debts, liabilities and obligations have been paid and discharged or adequate provisions have been made therefor and all of the remaining property and assets have been distributed to the Members, a certificate of cancellation shall be executed and filed with the Secretary of State of the State of Delaware in accordance with applicable law.

11.5 Return of Contribution Nonrecourse to Other Members. Except as provided by law or as expressly provided in this Agreement, upon dissolution of the Company, each Member shall look solely to the assets of the Company for the return of its Capital Contribution. If the property of the Company remaining after the payment or discharge of the debts and liabilities of the Company is insufficient to return the Capital Contribution of one or more Members, such Member or Members shall have no recourse against any other Member.

12. COVENANTS AND AGREEMENTS OF THE MEMBERS.

12.1 Confidentiality.

(a) Any information relating to the business, operation or finances of the Company, any Member or an Affiliate of any Member that is proprietary to, or considered proprietary by, such Person is referred to herein as “Confidential Information”. All information in tangible form (plans, writings (including customer lists and marketing materials), drawings, computer software and programs, etc. (including copies and tangible embodiments thereof, in whatever form or medium, including electronic media)) or provided to or conveyed orally or visually to a receiving Member, Director or Officer (including any marketing techniques), shall be presumed to be Confidential Information at the time of delivery to the receiving Member, Director or Officer. Each of the Members, Directors and Officers agrees: (i) not to disclose such Confidential Information to any Person except to those of its employees or representatives who need to know such Confidential Information in connection with the conduct of the business of the Company and who have agreed to maintain the confidentiality of such Confidential Information and (ii) neither it nor any of its employees or representatives will use the Confidential Information for any purpose other than in connection with the conduct of the business of the Company; provided that nothing herein shall prevent any Member, Director or Officer from disclosing any portion of such Confidential Information (A) to the Company and allowing the Company to use such Confidential Information in connection with the Company’s business, (B) pursuant to judicial order or in response to a governmental inquiry, by subpoena or other legal process, but only to the extent required by such order, inquiry, subpoena or process, and only after reasonable notice to the original divulging Member, Director or Officer (as applicable), (C) as necessary or appropriate in connection with, or to prevent the audit by, a governmental agency of the accounts of any of the Members, Directors or Officers; provided notice of such disclosure is first given to the Board prior to such disclosure, (D) in order to initiate, defend or otherwise pursue legal proceedings or arbitration between the parties regarding this Agreement, (E) as necessary in connection with a Transfer of Membership Interest permitted hereunder; provided that the Transferee agrees to maintain the confidentiality of such Confidential Information, (F) to a Member’s, Director’s or Officer’s (or their respective Affiliates’) respective attorneys, accountants, financial advisors, investment bankers or other representatives or lenders or other financial sources, (G) to a Member’s direct or indirect equityholders, lenders or other financial sources and each of their respective managers or officers, as well as respective attorneys or accountants or other representatives, in each case solely for the purposes of finance, accounting, reporting or disclosure obligation or the management of such Member’s investment in the Company or (H) as, and solely to the extent, required (in the reasonable judgment of such Member, Director or Officer after consultation with counsel) by applicable laws, rules and regulations , including, without limitation, applicable rules and regulations of the U.S. Securities and Exchange Commission, the Financial Industry Regulatory Authority or a stock exchange; provided that notice of such disclosure is first given to the Board and the Members prior to such disclosure. Confidential Information shall not include information which (x) is or hereafter becomes public, other than by breach of this Agreement, (y) was already in the receiving Member’s, Director’s or Officer’s possession prior to any disclosure of the Confidential Information to the receiving Member, Director or Officer by the divulging Member, Director or Officer, or (z) has been or is hereafter obtained by the receiving Member, Director or Officer from a third party not bound by any confidentiality obligation with respect to the Confidential Information. Notwithstanding the foregoing, the Company or a Member, as applicable, may disclose Confidential Information of the Company or another Member in connection with potential combinations, acquisitions or dispositions of assets or business and financing transactions, including related reporting requirements and disclosures to rating agencies, involving the Company, its Subsidiaries or their respective assets or businesses; provided that, in each case, such disclosure is pursuant to a customary confidentiality agreement in favor of the Company and any applicable Member on confidentiality and use terms no less stringent than as provided in this Section 12.1 and, to the extent involving the Confidential Information of another Member, such Member consents to such disclosure in writing.

(b) All Confidential Information shall be protected by the receiving Member, Director or Officer and the Company from disclosure with the same degree of care with which the receiving Member, Director or Officer protects its own Confidential Information from disclosure. The Company, the Members, the Directors and the Officers, and each of their Affiliates, shall each act to safeguard the secrecy and confidentiality of, and any proprietary rights to, the Confidential Information of the Company and the other Members, Directors or Officers, except to the extent such information may be disclosed pursuant to Section 12.1. Each Member, Director or Officer and the Company may, from time to time, provide the other Members, Directors or Officers written notice of any Confidential Information which is subject to this Section 12.1.

(c) Each Member shall not, except to the extent otherwise permitted by this Section 12.1, make, and shall ensure that none of its Affiliates make, any public announcement, communication, statement or circular concerning the existence or the subject matter of this Agreement or the Projects without obtaining the prior written consent of the other Members, which consent shall not be unreasonably withheld and may be subject to conditions. Notwithstanding the foregoing, any Member may make a disclosure concerning the existence or the subject matter of this Agreement (i) if required (in the reasonable judgment of such Member, Director or Officer after consultation with counsel) by applicable law or (ii) necessary or appropriate to comply with the applicable rules and regulations of any securities exchange or any Governmental Authority to which such Member is subject, including, without limitation, applicable rules and regulations of the U.S. Securities and Exchange Commission, the Financial Industry Regulatory Authority or a stock exchange; provided, however, that any Member, prior to making the foregoing disclosures must first (x) give notice to the other Members of its intent to make such disclosure and (y) take all reasonable and practicable steps to provide the other Members with an opportunity to reasonably review and comment on such disclosure prior to making such announcement.

12.2 Compliance.

(a) The Company shall perform its obligations hereunder in compliance with all applicable laws, rules and regulations, including obtaining and maintaining all necessary authorizations, approvals and consents to enter into this Agreement and perform such obligations.

(b) The Company shall establish and maintain compliance policies and procedures designed to ensure that the Company and its Subsidiaries, their respective directors, officers, employees and agents and any other Person acting on their behalf act in compliance with all applicable laws, rules and regulations and the Company’s policies and procedures.

(c) The Company agrees to promptly notify the Members of any non-compliance with this Section 12.2 during the term of this Agreement.

12.3 Non-Solicitation of Employees. Each Member agrees that for as long as such Member or a Permitted Transferee thereof holds Membership Interests in the Company and for a period of twelve (12) months thereafter, such Member and any of its Affiliates, except with the express written permission of the Company, shall not directly or indirectly, for itself or on behalf of another Person hire or solicit, or encourage any other Person to hire or solicit, any individual who has been employed by the Company within twelve (12) months prior to the date of such hiring or solicitation, or encourage any such individual to leave such employment. This Section 12.3 shall not prevent a Member from hiring or soliciting any employee or former employee of the Company who (i) responds to a general solicitation that is a public solicitation of prospective employees and not directed specifically to any of the Company’s employees or (ii) has been terminated by the Company or its Affiliates (and not as a result of resignation) at least four (4) months prior to commencement of employment discussions between the Member and such former employee.

13. MISCELLANEOUS PROVISIONS.

13.1 Notices. Except as expressly set forth to the contrary in this Agreement, all notices provided for or permitted to be given under this Agreement must be in writing and must be given either by depositing that writing in the United States mail, addressed to the recipient, postage paid, and registered or certified with return receipt requested or by delivering that writing to the recipient in person, by courier or by electronic mail; and a notice given under this Agreement is effective on receipt by the Person who receives it. All notices to be sent to a Member must be sent to or made at the address for that Member designated in the Company’s records or such other address as that Member may specify by notice to the other Members. Any notice to the Company or the Board must be given to the Board. Whenever any notice is required to be given by law or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

13.2 Entire Agreement. This Agreement constitutes the entire agreement of the Members and their Affiliates relating to the subject matter hereof and supersede all prior contracts or agreements with respect to the Company, whether oral or written.

13.3 Amendment or Modification.

(a) In accordance with Section 7.3(a), this Agreement and any provision hereof may be amended or modified from time to time only by unanimous approval of the Members and shall be by written instrument. The Board shall cause to be prepared and filed any amendment to the Certificate that may be required to be filed under the Act as a consequence of any amendment to this Agreement.

(b) Notwithstanding the foregoing, the Board shall be authorized to amend this Agreement, without the approval of any Member, with respect to any of the following matters:

(i) relocating the Company’s principal place of business pursuant to Section 2.2;

(ii) changing the Company’s registered office and/or registered agent pursuant to Section 2.3;

(iii) effecting any other administrative changes that the Board reasonably determines in good faith to be de minimis in nature and consistent with this Agreement;

(iv) reflecting changes to Members’ Percentage Interests made in compliance with this Agreement; and

(v) curing any ambiguity or correcting or supplementing any provision hereof that may be incomplete or inconsistent with any other provision hereof.

provided that, for the avoidance of doubt, no amendment, modification, supplement, restatement or waiver may be made pursuant to subclauses (i)-(v) immediately above that has the effect of diminishing or eliminating the rights of any Member without the prior written consent of such Member.

13.4 Binding Effect. Subject to the restrictions on Transfers set forth in Section 10 of this Agreement, this Agreement is binding on and shall inure to the benefit of the Members and their respective heirs, legal representatives, successors and permitted assigns, including each Permitted Transferee.

13.5 Governing Law; Jurisdiction. This Agreement is governed by, and interpreted, construe, and enforced in accordance with, the laws of the State of Delaware exclusive of Delaware’s conflict-of-laws rules or principles that might refer the governance or the construction of this Agreement to the law of any other jurisdiction. All disputes between the Company, the Members or any Affiliates thereof arising out of or in connection with this Agreement or regarding its validity shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce (the “ICC”) by three arbitrators appointed in accordance with the said rules without recourse to the ordinary courts. The third arbitrator who shall act as chairperson shall be nominated by the two party-appointed arbitrators. If the chairperson is not nominated to the ICC for confirmation within thirty (30) days of the date of confirmation by the ICC of the later of the two party-appointed arbitrators, he, she or they shall be selected by the ICC. The juridical seat shall be New York, New York. The language of the arbitration proceeding shall be English. Any such arbitration shall be held in the State of Delaware unless another location is mutually agreed upon by the parties to such arbitration. Such arbitration shall be the exclusive remedy hereunder with respect to any dispute relating to this Agreement; provided, however, that nothing contained in this Section 13.5 shall limit any Member’s right to bring (a) post-arbitration actions seeking to enforce an arbitration award or (b) actions seeking emergency or temporary injunctive or other similar temporary relief (pending the resolution of the arbitration contemplated herein) in the event of a breach or threatened breach of any of the provisions of this Agreement. If this Section 13.5 is for any reason held to be invalid, then any action or proceeding brought with respect to any dispute arising under this Agreement, or to interpret or clarify any rights or obligations arising hereunder, shall be maintained solely and exclusively in the state or U.S. federal courts in the State of Delaware. With respect to any action or proceeding that a successful party to the arbitration may wish to bring to enforce any arbitral award or to seek injunctive or other similar relief in the event of the breach or threatened breach of this Agreement (or any other agreement contemplated hereby), each party irrevocably and unconditionally (and without limitation): (i) submits to and accepts, for itself and in respect of its assets, generally and unconditionally the non-exclusive jurisdiction of the courts of the United States and the State of Delaware; (ii) waives any objection it may have now or in the future that such action or proceeding has been brought in an inconvenient forum; (iii) agrees that in any such action or proceeding it will not raise, rely on or claim any immunity (including from suit, judgment, attachment before judgment or otherwise, execution or other enforcement); (iv) waives any right of immunity which it has or its assets may have at any time; and (v) consents generally to the giving of any relief or the issue of any process in connection with any such action or proceeding including the making, enforcement or execution of any order or judgment against any of its property. Each Member shall use best efforts to cause any proceeding conducted pursuant to this Section 13.5 to be held in confidence by the arbitrator and each of the parties to such proceeding and their respective Affiliates, and all information relating to or disclosed by any party thereto in connection with such proceeding shall be treated by the parties thereto, their respective Affiliates and the arbitrator as confidential business information and no disclosure of such information shall be made by any party thereto, its Affiliates or the arbitrator without the prior written consent of the party thereto furnishing such information in connection with the arbitration proceeding, except as required by applicable law or to enforce any award of the arbitrator. The party whom the arbitrator determines is the prevailing party in such arbitration shall receive, in addition to any other award pursuant to such arbitration or associated judgment, reimbursement from the other party of all reasonable legal fees incurred with respect to such arbitration. Any final arbitral award may be entered as judgment in and enforced by, any court of competent jurisdiction and shall be final, non-appealable and binding upon the Members and any Affiliates thereof.

13.6 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of that provision to other Persons or circumstances is not affected thereby and that provision shall be enforced to the greatest extent permitted by law.

13.7 Further Assurances. Each Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions, in each case as reasonably requested by the Board.

13.8 Waiver of Certain Rights. Each Member irrevocably waives any right it may have to demand any Distributions or withdrawal of property from the Company or to maintain any action for dissolution of the Company or for partition of the property of the Company.

13.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

13.10 Interpretation. Language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person. The table of contents and the Section and other headings and subheadings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties hereto, and shall not in any way affect the meaning or interpretation of this Agreement. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. Unless otherwise specified, all references to days or months shall be deemed references to calendar days or months. All references to “$” shall be deemed references to United States dollars. The term “this Agreement” shall mean this Agreement as a whole, including all schedules, exhibits and other attachments hereto, and the words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. English shall be the governing language of this Agreement. The word “including” shall mean “including, without limitation”. Reference to any agreement, document or instrument shall mean such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and, if applicable, hereof. Whenever required by the context, references to a Fiscal Year or other period of time shall refer to a portion thereof. The use of the words “or,” “either” and “any” shall not be exclusive. The parties hereto have participated jointly in the negotiation and drafting of this Agreement.

13.11 No Third-Party Beneficiary Rights. This Agreement shall not create any third-party beneficiary rights except that each Indemnified Person is an intended third-party beneficiary of the provisions of Section 14 of this Agreement and shall be entitled to enforce such provisions.

13.12 Specific Performance. The parties agree that the failure of any party to perform the obligations provided by this Agreement could result in irreparable damage to the other party(ies) and that monetary damages alone would not be adequate to compensate the non-breaching party for its injury. Any party shall therefore be entitled, in addition to any other remedies that may be available, including money damages, to seek specific performance of the terms of this Agreement, equitable relief, including a temporary restraining order, an injunction, and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

14. INDEMNIFICATION; INSURANCE.

14.1 General. To the fullest extent permitted by law, the Company shall indemnify, defend and hold harmless the Board, each Director or Officer of the Company, each member of the Company’s Executive Team, each Member, the Partnership Representative in its capacity as such, and each such Person’s officers, directors, managers, partners, members, shareholders, employees, accountants, counsel and agents, and the employees, officers, accountants, counsel and agents of the Company (all indemnified persons being referred to as “Indemnified Persons” for purposes of this Section 14), from any liability, loss or damage incurred by the Indemnified Person by reason of any act performed or omitted to be performed by the Indemnified Person in connection with the business of the Company and from liabilities or obligations of the Company imposed on such Person by virtue of such Person’s position with the Company, including reasonable attorneys’ fees and costs and any amounts expended in the settlement of any such claims of liability, loss or damage; provided, however, that if the liability, loss, damage or claim arises out of any action or inaction of an Indemnified Person, indemnification under this Section 14.1 shall be available to that Indemnified Person only if, (a) in the case of an Indemnified Person that is an Officer, the Indemnified Person, at the time of such action or inaction, determined in good faith that its course of conduct was in, or not opposed to, the best interests of the Company and, (b) in the case of any Indemnified Person, the action or inaction did not constitute fraud, willful misconduct or criminal wrongdoing by the Indemnified Person; provided, further, however, that indemnification under this Section 14.1 shall be recoverable only from the assets of the Company and not from any assets of the Members. Each Indemnified Person, in their capacity as an Indemnified Person, may rely upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, paper, document, signature or writing reasonably believed by such Indemnified Person to be genuine, and may rely on a certificate signed by an officer, agent or representative of any Person in order to ascertain any fact with respect to such person or within such Person’s knowledge, in each case unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction (or arbitral tribunal) determining, in respect of such reliance, action or inaction, such Indemnified Person engaged in fraud, willful misconduct or criminal wrongdoing. The Company shall advance reasonable attorneys’ fees of an Indemnified Person as incurred in defending any covered proceeding brought against an Indemnified Person or in which an Indemnified Person is otherwise involved; provided that such Indemnified Person executes an undertaking, with appropriate security if requested by the Board, to repay the amount so advanced in the event that a final non-appealable determination is reached by a court of competent jurisdiction (or arbitral tribunal) that such Indemnified Person is not entitled to indemnification under this Section 14. The Company shall pay for standard director and officer liability insurance covering liability of the Indemnified Persons for performance of their duties in such amounts, and with the scope of such coverage, as is customary for a Company of like size with similar operations. Notwithstanding any other provision in this Agreement, nothing set forth herein shall limit or otherwise restrict the indemnification or other rights that any Indemnified Person is entitled to pursuant to any provision of any other indemnification agreement executed by the Company and any Indemnified Person.

14.2 Company as Indemnitor of First Resort. The Company and each of the Members acknowledge certain of the Indemnified Persons (“Member Indemnitees”) have certain rights to indemnification, advancement of expenses or insurance provided by a Member or certain of their respective Affiliates (collectively, the “Member Indemnitors”) separate and apart from such rights arising under this Agreement. The Company agrees, and the Members acknowledge: (i) to the extent legally permitted and as required by the terms of this Agreement and the Certificate (or by the terms of any other agreement between the Company and a Member Indemnitee), (A) the Company is the indemnitor of first resort (i.e., the Company’s obligations to each Member Indemnitee are primary and any obligation of the Member Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by any Member Indemnitee are secondary) and (B) the Company shall be required to advance the full amount of expenses incurred by a Member Indemnitee and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement, without regard to any rights a Member Indemnitee may have against the Member Indemnitors; and (ii) the Company irrevocably waives, relinquishes and releases the Member Indemnitors from any and all claims for contribution, subrogation or any other recovery of any kind in respect of any of the matters described in clause (i) of this sentence for which any Member Indemnitee has received indemnification or advancement from the Company. The Company further agrees no advancement or payment by the Member Indemnitors on behalf of any Member Indemnitee with respect to any claim for which a Member Indemnitee has sought indemnification from the Company shall affect the foregoing and the Member Indemnitors shall have a right of contribution and/or subrogation to the extent of such advancement or payment to all of the rights of recovery of such Member Indemnitee against the Company. The Company and each Member agree the Member Indemnitors are express third-party beneficiaries of the terms of this Section 14.2.

14.3 Exculpation. No Indemnified Person shall be liable, in damages or otherwise, to the Company or to any Member for any loss that arises out of any act performed or omitted to be performed by it, him or her pursuant to the authority granted by this Agreement if (a) in the case of an Indemnified Person that is an Officer, the Indemnified Person, at the time of such action or inaction, determined in good faith that such Indemnified Person’s course of conduct was in, or not opposed to, the best interests of the Company, and (b) in the case of any Indemnified Person, the conduct of the Indemnified Person did not constitute fraud, willful misconduct or criminal misconduct by such Indemnified Person. Each Indemnified Person, in their capacity as an Indemnified Person, shall incur no liability to the Company, any Member or any other Person in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, paper, document, signature or writing reasonably believed by such Indemnified Person to be genuine, and may rely on a certificate signed by an officer, agent or representative of any Person in order to ascertain any fact with respect to such person or within such Person’s knowledge, in each case unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction (or arbitral tribunal) determining, in respect of such reliance, action or inaction, such Indemnified Person engaged in fraud or willful or intentional misconduct or criminal wrongdoing.

14.4 Reliance on Third Parties. Each Indemnified Person, in the capacity as such, may consult with legal advisors, accountants, bankers and other consultants and advisors selected by it who have expertise on the issue as to which consultation is sought, and any act taken or omitted to be taken in reliance upon the opinion of such Persons as to matters which such Indemnified Person, in the capacity as such, reasonably believes to be within such Persons’ professional or expert competence shall be presumed to have been done or not done in good faith, and not to constitute fraud, willful misconduct or criminal wrongdoing.

14.5 Persons Entitled to Indemnity. Any Person who is within the definition of “Indemnified Person” at the time of any action or inaction in connection with the business of the Company shall be entitled to the benefits of this Section 14 as an “Indemnified Person” with respect thereto, regardless of whether such Person continues to be within the definition of “Indemnified Person” at the time of such Indemnified Person’s claim for indemnification or exculpation hereunder.

14.6 Procedure Agreements. The Company may enter into an agreement with any of its Officers, employees, consultants, counsel and agents, setting forth procedures consistent with applicable law for implementing the indemnities provided in this Section 14.

14.7 Advancement of Expenses. Subject to Section 14.1, reasonable, documented expenses incurred by an Indemnified Person for which such Indemnified Person could reasonably be expected to be entitled to indemnification under this Agreement in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding; provided, however, any such advance shall only be made if the Indemnified Person delivers a written affirmation by such Indemnified Person of its good faith belief it is entitled to indemnification hereunder and its agreement to repay all amounts so advanced if it shall ultimately be determined such Indemnified Person is not entitled to be indemnified hereunder.

14.8 Survival of Termination. The provisions of this Section 14 shall survive any termination of this Agreement.

[Remainder of the Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement (or caused this Agreement to be executed on its behalf by its officer or representative thereunto duly authorized) as of the date first above written.

MERCEDES-BENZ INVESTMENT COMPANY, LLC, a Delaware limited liability company

By:	/s/ Tobias Rist
Name: Tobias Rist
Title: President and Chief Executive Officer

By:	/s/ James Lewis
Name: James Lewis
Title: Chief Financial Officer

ASSETCO HOLDINGS, LLC, a Delaware limited liability company

By: GSRP EV Development Company LLC, its managing member

By: MN8 Energy Operating Company LLC, its sole member

By:	MN8 Energy LLC, its managing member

By:	/s/ Jon Yoder
Name: Jon Yoder
Title: Chief Executive Officer

Signature Page to Amended and Restated Limited Liability Company Agreement of AssetCo, LLC

Exhibit 3.1

Schedule of Members

Member and Address	Initial Capital Contribution / Capital Account	Aggregate Capital Commitment	Percentage Interest
Mercedes-Benz Investment Company, LLC One Mercedes-Benz Drive Sandy Springs, GA 30328-4312 Attn: Jennifer G. Scantling Email: jennifer.scantling@mbusa.com and a copy to: Hogan Lovells US LLP 555 Thirteenth Street, NW Washington, DC 20004-1109 Attn: William J. Curtin, III and Audrey Haroz Reed E-mail: william.curtin@hoganlovells.com and audrey.reed@hoganlovells.com	$2,500,000	$107,694,600	20.00%

AssetCo Holdings, LLC 1155 Avenue of the Americas, 27th Floor New York, NY 10036 Attn: CEO & General Counsel Email: notices@mn8energy.com and jon.yoder@mn8energy.com and a copy to: Vinson & Elkins 200 West 6th Street Austin, TX 78701 Attn: Kaam Sahely and Stephanie Coco Email: ksahely@velaw.com and scoco@velaw.com	$10,000,000	$430,778,400	80.00%
TOTAL	$12,500,000	$538,473,000	100.0%

Exhibit 3.3(b)

Initial Capital Contributions

Exhibit 7.1(b)

Initial Board of Directors

Exhibit 7.3(a)

Major Decisions Requiring Unanimous Member Approval

(i) sell, lease, transfer, provide an irrevocable exclusive license or otherwise dispose of (whether in a single transaction or series of related transactions), directly or indirectly, all or substantially all of the assets of the Company or any Subsidiary or any equity interests in any Subsidiary (including the issuance of equity interests in any Subsidiary to a third party), but excluding any foreclosure on the assets or equity interests of AssetCo LeaseCo in respect of any Permitted Debt; or pledge or encumber (whether in a single transaction or series of related transactions), directly or indirectly, all or substantially all of the assets of the Company;

(ii) change the Company’s or any Subsidiary’s form of legal entity;

(iii) move the management and control or tax residence of the Company or any Subsidiary outside of the jurisdiction of its incorporation;

(iv) change the classification of the Company or any Subsidiary for federal income tax purposes, or settle or otherwise resolve, or fail to conduct or defend, any tax examination, audit or other tax proceeding;

(v) (a) sell or offer to sell Membership Interests (or equity interest of any Subsidiary) to the public in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act, as amended, or (b) apply for admission to listing or admission to trading on the Nasdaq Stock Market, the New York Stock Exchange or another exchange or marketplace;

(vi) effect any merger, consolidation, recapitalization or reorganization of the Company or any Subsidiary;

(vii) voluntarily liquidate, dissolve or wind-up the business and affairs of the Company or voluntarily undertake a Bankruptcy Event;

(viii) change the principal business of the Company, exit the then-current line of business of the Company or take any actions inconsistent with the purpose of the Company, or form any Subsidiary that is not wholly-owned by the Company;

(ix) require any Member to make any Capital Contributions other than Required Capital Contributions;

(x) make, or permit any Subsidiary to make, any loan, investment or advance to any Person, including, without limitation, any employee or director of the Company or any Subsidiary;

(xi) amend, alter or repeal any provision of this Agreement or the Certificate of the Company, or equivalent organizational documents of any Subsidiary thereof, in a manner that disproportionately and adversely affects the powers, preferences or rights of any Member, other than de minimis changes thereto;

(xii) establish, approve, adopt, amend or modify any Budget or Business Plan that reflects a change of purpose of the Company Group or the entry by the Company or any Subsidiary into a new line of business or any Budget or Business Plan under which it is apparent that the Company Group would not be able to meet its obligations under material contracts;

(xiii) in accordance with the provisions of Section 7.5, participate in the ratification of a Fair Market Value determined by the Board;

(xiv) during the term of the Master Lease, pursue, develop, procure, own or otherwise undertake any Project other than pursuant to the terms of a Lease Supplement executed in accordance with the terms of the Master Lease; provided, however, that the exercise of any rights or remedies by the Company pursuant to such Lease Supplement or Master Lease shall not be subject to the foregoing consent;

(xv) approve the issuance of New Interests at a Valuation Factor that is lower than the Valuation Factor of the most recent New Interests issued by the Company; and

(xvi) take any action, authorize or approve, or enter into any binding agreement with respect to or otherwise commit to do any of the foregoing.

Exhibit 7.3(b)

Major Decisions Requiring Approval from Members holding Membership Interests

Greater Than 80% of the Outstanding Membership Interests

(i) nominate, revoke or appoint any member of the Executive Team or enter into, amend, modify or terminate any employment or service agreement;

(ii) (A) incur or assume any Third Party Debt or (B) pledge or encumber all or substantially all of the assets of AssetCo LeaseCo or any Subsidiary thereof or any equity interests of AssetCo LeaseCo or any Subsidiary thereof to a third party, in each case, other than pledges or encumbrances in connection with any Permitted Debt;

(iii) initiate or settle any litigation involving aggregate payments by the Company Group in excess of $5,000,000; and

(iv) take any action, authorize or approve, or enter into any binding agreement with respect to or otherwise commit to do any of the foregoing.

Exhibit 8.1

Initial Business Plan

Exhibit 8.6

Financial Statements